Execution Version MEMBERSHIP INTEREST PURCHASE AGREEMENT by and among ALTI GLOBAL, INC., ALTI GLOBAL WEALTH MANAGEMENT HOLDINGS LIMITED, EAST END ADVISORS, LLC, EEA HOLDING COMPANY, LLC, AND, SOLELY FOR THE LIMITED PURPOSES SET FORTH THEREIN, DAVID SALOMON, RICHARD SALOMON, PETER NADOSY AND BRIAN CLIFFORD Dated as of April 1, 2024

i TABLE OF CONTENTS Page ARTICLE I DEFINITIONS ...................................................................................................1 Section 1.1 Definitions....................................................................................................1 Section 1.2 Construction; Other Definitions ...................................................................1 ARTICLE II PURCHASE AND SALE ..................................................................................2 Section 2.1 Purchase and Sale of Purchased Interests ....................................................2 Section 2.2 Closing .........................................................................................................3 Section 2.3 Pre-Closing Statement .................................................................................3 Section 2.4 Post-Closing Adjustment. ............................................................................4 Section 2.5 Deliveries at Closing ....................................................................................6 Section 2.6 Tax Treatment/Purchase Price Allocation ...................................................7 Section 2.7 Tax Withholding ..........................................................................................7 Section 2.8 Sharing of Certain Fees ................................................................................8 Section 2.9 Contingent Consideration Installment Amounts ..........................................8 Section 2.10 Revenue Sharing Payments........................................................................11 ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY......................................................................................................11 Section 3.1 Organization, Etc .......................................................................................11 Section 3.2 Capital Structure ........................................................................................11 Section 3.3 Authority; Validity of Agreements ............................................................12 Section 3.4 Consents .....................................................................................................13 Section 3.5 No Conflicts ...............................................................................................13 Section 3.6 Financial Statements ..................................................................................13 Section 3.7 Absence of Undisclosed Liabilities ...........................................................14 Section 3.8 Absence of Certain Changes ......................................................................14 Section 3.9 Assets .........................................................................................................16 Section 3.10 Real Property .............................................................................................17 Section 3.11 Material Contracts ......................................................................................17 Section 3.12 Legal Proceedings ......................................................................................17 Section 3.13 Related Party Transactions ........................................................................18 Section 3.14 Compliance with Law; Government Regulation .......................................18

ii Section 3.15 Company Accounts ....................................................................................23 Section 3.16 Assets Under Management ........................................................................24 Section 3.17 Taxes ..........................................................................................................25 Section 3.18 Company Plans ..........................................................................................26 Section 3.19 Employment ...............................................................................................28 Section 3.20 Intellectual Property and Information Technology ....................................29 Section 3.21 Insurance ....................................................................................................30 Section 3.22 Brokers and Finders ...................................................................................30 Section 3.23 No Other Representations or Warranties ...................................................30 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SPECIFIED INDIVIDUALS ..................................................................31 Section 4.1 Organization, Etc .......................................................................................31 Section 4.2 Authority; Validity of Agreements ............................................................31 Section 4.3 Consents and Approvals ............................................................................32 Section 4.4 No Conflicts ...............................................................................................32 Section 4.5 Title to the Purchased Interests ..................................................................32 Section 4.6 Legal Proceedings ......................................................................................32 Section 4.7 Brokers and Finders ...................................................................................32 Section 4.8 No Other Representations or Warranties ...................................................33 ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER .................33 Section 5.1 Organization ...............................................................................................33 Section 5.2 Authority; Validity of Agreements ............................................................33 Section 5.3 Consents and Approvals ............................................................................34 Section 5.4 No Conflicts ...............................................................................................34 Section 5.5 Legal Proceedings ......................................................................................34 Section 5.6 Purchase for Own Account ........................................................................34 Section 5.7 Investment Experience ...............................................................................34 Section 5.8 Brokers and Finders ...................................................................................34 Section 5.9 Financing....................................................................................................35 Section 5.10 No Other Representations or Warranties ...................................................35 ARTICLE VI COVENANTS .................................................................................................35 Section 6.1 Conduct of Business of the Company ........................................................35 Section 6.2 Access to Information ................................................................................36

Section 6.3	Exclusivity	36
Section 6.4	Notification of Certain Matters	36
Section 6.5	Client Consents	37
Section 6.6	Confidentiality	37
Section 6.7	Announcement	38
Section 6.8	Expenses	38
Section 6.9	Further Assurances	38
Section 6.10	Tax Matters	38
Section 6.11	Mutual Releases	42
Section 6.12	Non-Competition; Non-Solicitation	43
Section 6.13	Termination of Related Party Agreements; Settlement of Intercompany Balances	44
Section 6.14	Indemnification of Seller Indemnitees; Tail Policy	44
Section 6.15	Branding	45
Section 6.16	Governance	45
Section 6.17	R&W Insurance Policy	45
Section 6.18	Financing	45
ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	46
Section 7.1	Representations and Warranties	46
Section 7.2	Covenants and Agreements	46
Section 7.3	Material Adverse Effect	46
Section 7.4	Officer's Certificate	46
Section 7.5	Legal Prohibition	47
Section 7.6	Consenting Revenue Run Rate	47
ARTICLE VIII	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	47
Section 8.1	Representations and Warranties	47
Section 8.2	Covenants and Agreements	47
Section 8.3	Officer's Certificate	47
Section 8.4	Legal Prohibition	47
Section 8.5	Consenting Revenue Run Rate	47
ARTICLE IX	TERMINATION	48
Section 9.1	Termination	48
Section 9.2	Survival After Termination	48

iii

iv Section 9.3 Reverse Financing Fee ...............................................................................49 ARTICLE X SURVIVAL; INDEMNIFICATION OBLIGATIONS ...................................50 Section 10.1 Survival of Representations, Warranties and Covenants ...........................50 Section 10.2 Indemnification ..........................................................................................50 Section 10.3 Limitations and Other Indemnification Provisions ....................................51 Section 10.4 Setoff ..........................................................................................................54 Section 10.5 Third Party Claims .....................................................................................54 Section 10.6 Exclusive Remedy .....................................................................................55 ARTICLE XI MISCELLANEOUS ........................................................................................56 Section 11.1 Amendments ..............................................................................................56 Section 11.2 Waiver ........................................................................................................56 Section 11.3 Entire Agreement .......................................................................................56 Section 11.4 Severability ................................................................................................56 Section 11.5 Notices .......................................................................................................57 Section 11.6 Binding Effect; No Assignment .................................................................58 Section 11.7 Specific Performance .................................................................................58 Section 11.8 No Third Party Beneficiaries .....................................................................59 Section 11.9 Governing Law ..........................................................................................59 Section 11.10 Consent to Jurisdiction; Waiver of Jury Trial. ...........................................59 Section 11.11 Counterparts ...............................................................................................59 Section 11.12 Guarantee ...................................................................................................59 Section 11.13 No Recourse ...............................................................................................60

v ANNEX DESCRIPTION Annex A Definitions EXHIBIT DESCRIPTION Exhibit A Upfront Profit Holder Amounts Exhibit B Affirmative Consent Letter Exhibit C Working Capital Calculation Exhibit D Illustrative EBITDA Calculation Exhibit E Form of Employment Agreements Exhibit F Governance Principles Exhibit G Form of Restrictive Covenant and Release Agreement Exhibit H Form of Resignation Exhibit I Retention Plan

MEMBERSHIP INTEREST PURCHASE AGREEMENT This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of April 1, 2024, is by and among AlTi Global, Inc., a Delaware corporation (“Parent”), AlTi Global Wealth Management Holdings Limited, a UK private limited company (“Purchaser”), East End Advisors, LLC, a New York limited liability company (the “Company”), and EEA Holding Company, LLC, a New York limited liability company (“Seller”) and, solely for the purposes of Sections 10.1(c), 10.6 and 11.13 hereof, David Salomon, Richard Salomon, Peter Nadosy and Brian Clifford (each a “Specified Individual” and collectively, the “Specified Individuals”). Seller, together with Purchaser, Parent and the Company, are each referred to herein as a “Party” and, collectively, the “Parties”. W I T N E S S E T H: WHEREAS, Seller owns beneficially and of record 100% of the Company’s fully-diluted issued and outstanding membership interests (the “Purchased Interests”); WHEREAS, the Key Persons are entering into the Employment Agreements concurrently with the execution and delivery of this Agreement, which Employment Agreements will be effective as of the Closing. WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell and transfer to Purchaser, the Purchased Interests. NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Ancillary Agreements, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows: ARTICLE I DEFINITIONS Section 1.1 Definitions. As used in this Agreement, the terms set forth in Annex A hereto shall have the meanings ascribed to such terms therein. Section 1.2 Construction; Other Definitions. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. For purposes of this Agreement, unless the context otherwise requires (a) the word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others, (b) the words “herein,” “hereof,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement, (c) “or” is used in the inclusive sense of “and/or”, (d) the terms used herein shall apply equally to both the singular and plural forms of such terms, (e) any pronoun shall include the corresponding masculine, feminine and neuter forms, (f) the headings of particular sections are inserted only for convenience and shall

2 not be construed as a part of this Agreement or a limitation on the scope of any of the terms or provisions of this Agreement, (g) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement, (h) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, (i) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (j) any reference to the Code, the Treasury Regulations, the Securities Act or other Laws will include (i) all amendments, modifications or replacements thereof or of the specified sections and provisions concerned as in effect from time to time, and (ii) all rules and regulations promulgated thereunder, (k) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, (l) any reference in this Agreement to “$” is to U.S. Dollars, (m) if any payment is required to be made or other action is required to be taken pursuant to this Agreement on a date that is not a Business Day, then such payment or action shall be made or taken on the next Business Day, (n) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”, (o) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity, (p) the exhibits and schedules to this Agreement are incorporated into, and form an integral part of, this Agreement, (q) terms defined in this Agreement have the defined meanings when used in any schedules, including the Disclosure Schedule, certificate or other document made or delivered pursuant hereto, and (r) any reference to information that has been “provided” or “made available” to Purchaser shall include information that was contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the day prior to the date of this Agreement. Unless another date is specified, for purposes of any schedule, list or scheduled information pursuant to Article III or IV, such schedule, list or other information is as of the date of this Agreement. ARTICLE II PURCHASE AND SALE Section 2.1 Purchase and Sale of Purchased Interests. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees at the Closing to sell, assign, transfer and deliver to Purchaser the Purchased Interests, and Purchaser hereby agrees at the Closing to purchase, acquire and accept from Seller, the Purchased Interests, free and clear of all Encumbrances (other than restrictions imposed by applicable securities Laws), in exchange for (i) a payment of $76,094,377 (the “Base Amount”) increased by (A) the Estimated Closing Cash, increased by (B) the Estimated Net Working Capital Adjustment Amount, if such amount is a positive number, reduced by (C) the absolute value of the Estimated Net Working Capital Adjustment Amount, if the Estimated Net Working Capital Adjustment Amount is a negative number, reduced by (D) the Client Consent Adjustment, reduced by (E) the Estimated Closing Indebtedness, reduced by (F) the Estimated Unpaid Transaction Expenses, reduced by (G) the Upfront Profit Holder Amounts (collectively, the “Estimated Closing Purchase Price Amount”); and (ii) the Contingent Consideration Installment Amounts reduced by the Retention Program Installment Amounts (collectively, as adjusted after the Closing Date pursuant to Section 2.3, the “Purchase Price”).

3 Section 2.2 Closing. The closing of the sale and purchase of the Purchased Interests contemplated by this Agreement (the “Closing”) shall take place remotely, at 12:01 a.m. local time, on April 1, 2024, or if all of the conditions to the Closing set forth in Article VII and Article VIII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall not by such date have been satisfied or waived by the party entitled to waive the same, then on the second Business Day following the date when all of the conditions to the Closing set forth in Article VII and Article VIII are so satisfied or waived, or at such other time, place and date that Seller and Purchaser may agree in writing. The date upon which the Closing occurs is referred to as the “Closing Date.” Section 2.3 Pre-Closing Statement. (a) Not fewer than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser a certificate executed by Seller (the “Pre-Closing Statement”) setting forth the Company’s good faith estimates of the following: (i) the Closing Cash (such estimate being the “Estimated Closing Cash”), (ii) Net Working Capital, (iii) the Client Consent Adjustment Schedule described in Section 2.3(b), (iii) the Net Working Capital Adjustment Amount (such estimate being the “Estimated Net Working Capital Adjustment Amount”), (iv) the Closing Indebtedness (such estimate being the “Estimated Closing Indebtedness”) and (v) the unpaid Transaction Expenses (such estimate being the “Estimated Unpaid Transaction Expenses”), and the resulting Estimated Closing Purchase Price Amount, together with supporting documentation for such amounts and estimates and any additional information used to prepare the calculations set forth in the Pre-Closing Statement, in each case, as may be reasonably requested by Purchaser. The Pre-Closing Statement shall be prepared in consultation with and reviewed by Purchaser and Purchaser may, until one (1) Business Day prior to the anticipated Closing Date, provide the Company with comments to the Pre-Closing Statement. The Company and Seller shall consider any such comments in good faith, provided that in no event shall the Closing be delayed on account of any comments to the Pre-Closing Statement and in the event of any disagreement the Closing shall be effected on the basis of the Pre-Closing Statement as modified by any comments provided by Purchaser and accepted by Seller with any necessary adjustments being made pursuant to Section 2.4 below. (b) Client Consent Adjustment. (i) The Company shall prepare a schedule (the “Client Consent Adjustment Schedule”) setting forth the following as of three (3) Business Days prior to the anticipated Closing Date which shall be true and correct in all respects: (A) the identity of all Consenting Clients; (B) with respect to all Consenting Clients charged a fee based on the assets under management or advisement by the Company, the assets under management or advisement of each such Consenting Client computed for such purpose as their assets as of the Base Date (or in the case of a Client that first invested with the Company after the Base Date, such Client’s assets as of the date of their initial investment with the Company) plus any new assets thereafter invested by such Consenting Client and reduced to reflect the amount of any actual or pending redemptions or withdrawals made thereafter (including subtracting any redemptions or withdrawals that are the subject of any written redemption or withdrawal notice received by the Company); and, using such amount of assets under management or advisement, the Revenue Run Rate represented by

4 each such Consenting Client as of the Closing Date (the aggregate Revenue Run Rate of all Consenting Clients calculated in such manner, the “AUM Consenting Revenue Run Rate”); (C) with respect to Consenting Clients charged Fixed Fees, the Revenue Run Rate represented by the Fixed Fees payable by such Fixed Fee Clients under their Client Contracts as of the Closing Date (such aggregate Revenue Run Rate for Fixed Fee Clients, the “Fixed Fee Consenting Revenue Run Rate” and together with the AUM Consenting Revenue Run Rate, the “Consenting Revenue Run Rate”) and (D) the calculation set forth in Section 2.3(b)(ii) below (the “Client Consent Adjustment”). The calculation of the Consenting Revenue Run Rate is intended to exclude any increase or decrease in assets under management or advisement due to market appreciation or depreciation following the Base Date (or in the case of New Clients, the date their investment with the Company was made). (ii) (A) If the Consenting Revenue Run Rate is greater than or equal to the Consenting Revenue Run Rate Threshold, the Client Consent Adjustment shall be an amount equal to $0, and (B) if the Consenting Revenue Run Rate is an amount less than Consenting Revenue Run Rate Threshold, then the Client Consent Adjustment will reduce the Closing Purchase Price Amount by an amount equal to 1.0% (absolute) for each 1.0% (absolute) shortfall below the Consenting Threshold Percentage. By way of example, if the Closing Purchase Price Amount is $100 million, the Base Date Revenue Run Rate is $10 million, the Consenting Threshold Percentage is 0.95, the Consenting Revenue Run Rate Threshold is $9.5 million and the Consenting Revenue Run Rate is $9 million, then the Closing Purchase Price Amount would be reduced by 5.0% from $100 million to $95.0 million. Section 2.4 Post-Closing Adjustment. (a) Delivery and Review of Closing Statement. Within ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to Seller a certificate executed by an appropriate officer of Purchaser (the “Closing Statement”) setting forth Purchaser’s good faith determination of (i) the Closing Cash, (ii) Net Working Capital, (iii) the Net Working Capital Adjustment Amount, (iv) the Closing Indebtedness and (v) the Closing Unpaid Transaction Expenses, and the resulting Closing Purchase Price Amount, together with supporting documentation and any additional information, consistent with the supporting documentation and additional information delivered by the Company pursuant to Section 2.3(a) to the extent related to Net Working Capital and the Net Working Capital Adjustment Amount. Following delivery of the Closing Statement, Purchaser shall provide (x) Seller with any additional supporting documentation for the Closing Statement, including Purchaser’s and its accountant’s work papers, that Seller may reasonably request and (y) Seller and its attorneys, accountants and other agents reasonable access, during normal business hours, to the applicable books, records, and personnel of Purchaser and the Company. (b) Dispute Resolution. Within forty-five (45) days after Seller’s receipt of the Closing Statement, Seller shall deliver to Purchaser a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If Seller does not deliver an Objections Statement within such 45-day period,

5 then the Closing Statement shall become final and binding upon all Parties. If Seller does deliver an Objections Statement within such 45-day period, then Seller and Purchaser shall negotiate in good faith for thirty (30) days following Purchaser’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”). After such 30-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all Parties. If Purchaser and Seller are unable to resolve all objections during such 30-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by such nationally recognized accounting firm upon which Purchaser and Seller shall reasonably agree (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within thirty (30) days after its appointment. During the 30-day review by the Accounting Firm, Purchaser and Seller shall each make available to the Accounting Firm such individuals and such information, books and records as may be reasonably required by the Accounting Firm in order to make its final determination. The resolution of such Disputes by the Accounting Firm (A) shall be set forth in writing, (B) shall be within the range of dispute between Purchaser and Seller, (C) shall constitute an arbitral award, and (D) absent fraud or manifest error, shall be conclusive and binding upon all the Parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, absent fraud or manifest error, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all Parties. In resolving any Dispute, the Accounting Firm shall act as an expert and not as arbitrator, and the Accounting Firm’s authority is limited to resolving disputed issues of fact (and not law) in accordance with this Agreement and shall not make any independent assessment. The Closing Statement shall be deemed to reflect the resolution of any objections thereto pursuant to this Section 2.4(b) and the final Closing Statement shall refer to such revised statement. (c) Fees and Expenses of Accounting Firm. The fees, costs and expenses of the Accounting Firm shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the Disputes not awarded to each Party bears to the aggregate amount of the Disputes submitted to the Accounting Firm. (d) Final Adjustment Amount. If the Closing Purchase Price Amount as determined following submission of any Disputes to the Accounting Firm, as contemplated by Section 2.4(b), is greater than or equal to the Estimated Closing Purchase Price Amount, then Purchaser shall promptly (but in any event within five (5) Business Days following the final determination of the Closing Purchase Price Amount) deliver to Seller, (i) the amount (if any) by which the Closing Purchase Price Amount is greater than the Estimated Closing Purchase Price Amount and (ii) the Working Capital Holdback by wire transfer of immediately available funds to an account or accounts designated by Seller in writing. If the Closing Purchase Price Amount is less than the Estimated Closing Purchase Price Amount, then Purchaser shall retain from the Working Capital Holdback the amount of such deficiency and shall disburse the remainder of the Working Capital Holdback, if any, to Seller an amount equal to such remainder, within five (5) Business Days following the determination of the Closing Purchase Price Amount, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing (it being

6 understood that if the amount of such deficiency exceeds the balance of the Working Capital Holdback, Purchaser shall be entitled to offset any such amounts any against any future amounts owed by Purchaser to Seller under this Agreement). If and to the extent so directed by Seller, the Upfront Profit Holder Amounts may be increased simultaneously with the payment, if any, to be made to Seller pursuant to this Section 2.4(d) and the Purchaser shall pay the amount of such increase as directed by Seller and reduce the payment to Seller pursuant to this Section 2.4(d) on a dollar-for-dollar basis. Section 2.5 Deliveries at Closing. At the Closing, (a) Purchaser shall pay: (i) an aggregate amount equal to the Estimated Closing Purchase Price Amount (less the amount of the Working Capital Holdback) to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller; (ii) on behalf of the Company, the amount of the Estimated Closing Indebtedness, in each case in accordance with the terms and conditions of payoff letters, reasonably acceptable to Purchaser; (iii) on behalf of the Company, the Estimated Unpaid Transaction Expenses pursuant to payment instructions received from Seller; and (iv) to the Company, the Upfront Profit Holder Amounts which shall be paid to the Upfront Profits Holders (to be allocated among such Upfront Profit Holders in accordance with Exhibit A), by wire transfer of immediately available funds to the accounts designated in writing by the Company. (b) Seller shall deliver to Purchaser: (i) an executed assignment agreement transferring to Purchaser the Purchased Interests, and (ii) a validly executed IRS Form W-9. (c) The Company shall deliver to Purchaser: (i) a certificate of an authorized officer of the Company certifying: (A) the Organizational Documents of the Company; (B) that attached thereto are true and complete copies of any resolutions adopted by the applicable governing body of the Company authorizing the execution, delivery and performance of this Agreement and the Transactions, and that such resolutions, if any, are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (C) identifying the name, title, and bearing the signatures of the officers of the Company (as applicable) authorized to execute this Agreement, the Ancillary Agreements to which the Company is a party and any other documents to be executed and delivered by the Company under this Agreement;

7 (ii) a certificate of good standing for the Company from the New York Secretary of State as of a date within ten (10) Business Days of the Closing Date; (iii) evidence of the consummation of the Reorganization, including true and correct copies of the fully executed versions of the Reorganization Documents; (iv) restrictive covenant and general release agreements in favor of the Company and Purchaser executed by each Key Person and the Consultant, in the form attached as Exhibit G; and (v) letters of resignation duly executed and effective as of the Closing by all of the managers, directors and officers of the Company, in the form attached as Exhibit H. Section 2.6 Tax Treatment/Purchase Price Allocation. Except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. law), the Parties agree that for U.S. federal, and applicable state and local, income Tax purposes, the sale and purchase of the Purchased Interests shall be treated as a sale of all of the assets of the Company by Seller and a purchase of all of the assets of the Company by Purchaser. Within ninety (90) days following the final determination of the Final Closing Purchase Price Amount pursuant to Section 2.4, Purchaser shall prepare and deliver to Seller a statement allocating the consideration paid for the Purchased Interests (including any assumed liabilities to the extent properly taken into account under the Code) among the assets of the Company in accordance with the Code, including Section 1060 thereof, and the Treasury Regulations thereunder, and in accordance with the principles set forth on Schedule 2.6 (such principles, the “Allocation Principles” and such statement, the “Draft Allocation Statement”). Purchaser and Seller shall use reasonable efforts to agree upon the Draft Allocation Statement within thirty (30) days following delivery by Purchaser and shall negotiate in good faith and attempt to resolve any disagreement with respect to the Draft Allocation Statement. If Purchaser and Seller are unable to resolve any such disagreement within such thirty (30) day period, such disagreement shall be resolved by the Accounting Firm; provided, however, that any such resolution shall be consistent with the Allocation Principles. The allocation, as set forth in the Draft Allocation Statement, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Accounting Firm, as applicable, (the “Allocation Statement”) shall be final and binding on all Parties. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non- U.S. law), each Party shall file all Tax Returns in a manner that is consistent with the Allocation Principles, this Section 2.6 and the Allocation Statement and refrain from taking any Tax position inconsistent therewith. If any Contingent Consideration Installment Amounts, Revenue Sharing Payments or any amounts described in Section 2.8 are paid to Seller or the Purchase Price is otherwise adjusted pursuant to this Agreement, the Allocation Statement shall be adjusted as appropriate, and the Parties shall cooperate in making any such adjustments. Section 2.7 Tax Withholding. Each Party shall be entitled to withhold Taxes on any payments made by such Party pursuant to this Agreement to the extent required by applicable Law, and any such withheld Taxes that are properly remitted to the applicable Taxing Authority shall be deemed paid for all purposes of this Agreement to the Person to whom the payment from which

8 such amount was withheld was made. Other than as a result of the failure of Seller to provide an IRS Form W-9 to Purchaser pursuant to Section 2.5(b)(ii), prior to making any such withholding, Purchaser shall (i) provide Seller with five (5) days written notice of its intent to withhold from any payment payable hereunder, and (ii) reasonably cooperate with Seller (and any payee with respect to the payment in question if not Seller) to minimize or eliminate such withholding to the extent permitted by applicable Law. Section 2.8 Sharing of Certain Fees. Any management fees, advisory fees or other fees or amounts earned by the Company relating to a period that commenced prior to the Closing and ends following the Closing shall be prorated between Seller, on one hand, and Purchaser, on the other hand, based on the number of days during such period that occurred prior to the Closing Date and the number of days that occurred following the Closing Date. To the extent that the Company or Purchaser receives any such amounts that belong to Seller, it will promptly pay such amount to Seller and to the extent Seller receives any such amounts that belong to Purchaser, Seller will promptly pay such amount to Purchaser. Section 2.9 Contingent Consideration Installment Amounts. (a) Determination of Contingent Consideration Installment Amounts. (i) Not later than March 31 following the applicable Contingent Consideration Installment Period, Purchaser shall prepare and deliver to Seller a statement (each such statement, a “Contingent Consideration Payment Statement”) which shall set forth, in reasonable detail, Purchaser’s good faith calculation of the Contingent Consideration Installment Amount for the applicable Contingent Consideration Installment Period. Following delivery of the Contingent Consideration Payment Statement, Purchaser shall provide (i) Seller with any additional supporting documentation for the Contingent Consideration Payment Statement, including Purchaser’s and its accountant’s work papers, that Seller may reasonably request and (ii) Seller and its attorneys, accountants and other agents reasonable access, during normal business hours, to the applicable books, records and personnel of Purchaser and the Company. (ii) Within thirty (30) days after Seller’s receipt of the Contingent Consideration Payment Statement, Seller shall deliver to Purchaser a written statement either accepting the Contingent Consideration Payment Statement or specifying any objections thereto in reasonable detail. If Seller does not deliver any written objection within such thirty (30)-day period, then the Contingent Consideration Payment Statement shall become final and binding upon all Parties. If Seller delivers any written objections, such objections shall be resolved in accordance with Section 2.4(b) and Section 2.4(c), updated mutatis mutandis. (iii) For the avoidance of doubt, any revenue earned or received by the Company in accordance with Section 2.10 shall not be included in the calculation of EBITDA for purposes of determining the Contingent Consideration Installment Amounts. In addition, any expenses incurred by the Company that are directly attributable to individual clients won jointly or referred by Purchaser or its Affiliates to the Company (or vice versa) shall be excluded from the calculation of EBITDA for purposes of determining

9 the Contingent Consideration Installment Amounts, and to the extent such expenses are attributable to multiple clients and calculated on a per client basis, only a pro rata portion of the relevant expense reflecting clients won jointly or referred by Purchaser or its Affiliates to the Company (or vice versa) shall be excluded from the calculation of EBITDA for purposes of determining the Contingent Consideration Installment Amounts. (b) Payment of Contingent Consideration Installment Amounts. (i) On the date that Purchaser delivers a Contingent Consideration Payment Statement, Purchaser shall pay or cause to be paid: (1) an aggregate amount equal to the Contingent Consideration Installment Amount as reflected on such Contingent Consideration Payment Statement (less the applicable Retention Program Installment Amount) to Seller, and (2) to the Company, the applicable Retention Program Installment Amount, which shall be paid to the Retention Program Participants in accordance with the terms of the Retention Program set forth in Section 2.9(c); and (ii) on a date that is not later than ten (10) Business Days following the final determination of the Contingent Consideration Installment Amount, Purchaser shall pay or cause to be paid: (1) an aggregate amount equal to the Contingent Consideration Installment Amount (less the applicable Retention Program Installment Amount and the related amount paid pursuant to the preceding clause (b)(i)(1)) to Seller, and (2) to the Company, the applicable Retention Program Installment Amount (less the related amount paid pursuant to the preceding clause (b)(i)(2)), which shall be paid to the Retention Program Participants in accordance with the terms of the Retention Program set forth in Section 2.9(c); provided that at least 75% of each of the first two Contingent Consideration Installment Amounts (including the applicable Retention Program Installment Amounts), 65% of each of the third and fourth Contingent Consideration Installment Amounts (including the applicable Retention Program Installment Amounts), and at least 50% of the fifth Contingent Consideration Installment Amount (including the applicable Retention Program Installment Amount), shall be paid in cash, and the balance may be paid in cash and/or Class A Common Stock of Parent, at Purchaser’s discretion (which stock the Parties acknowledge may be delivered in a private placement and therefore subject to restriction on trading under Rule 144) and, to the extent that any such balance is paid in Class A Common Stock of Parent, for administrative convenience, (x) in the case of the applicable portion of the Retention Program Installment Amount, Purchaser shall cause Parent to issue such stock directly to the relevant Retention Program Participants on behalf of the Company and (y) in the case of the applicable portion of the Consideration Installment Amount (other than any Retention Program Installment Amount), at Seller’s request, Purchaser shall cause Parent to issue such stock directly to the relevant owners of Seller at the direction of and on behalf of Seller; provided that if on an applicable payment date Parent is able to deliver stock that is already registered for resale pursuant to an then effective registration statement under the Securities Act, Parent shall use commercially reasonable efforts to do so. If any Contingent Consideration Installment Amounts are delivered in the form of shares Class A Common Stock of Parent, such shares shall be valued based on the VWAP of such Class A Common Stock of Parent for the five (5) consecutive Trading Days ending on and including the day prior to the last Trading Day preceding the applicable Contingent Consideration Installment payment date, and shall be duly authorized, validly issued, fully paid and non-assessable, and Purchaser shall take such actions (including delivery of certificates not bearing any restrictive legends once such certificates are no longer required to bear such legends) to cause such shares to be freely transferable not later than 180 days after the date of issuance.

10 (c) Retention Program. The Company shall establish a retention program on substantially the terms set forth in Exhibit I (the “Retention Program”) pursuant to which a portion of each Contingent Consideration Installment Amount in an amount as determined in the Founding Individuals’ sole discretion (following reasonable consultation with Purchaser) (such portion, the “Retention Program Installment Amount”) shall be paid by the Company (and to the extent necessary (or desired by Purchaser) Purchaser shall contribute such amount to the Company prior to such payment) to employees of the Company and any other service providers to the Company (including the Consultant) as designated by the Founding Individuals in their discretion (following reasonable consultation with Purchaser) (the “Retention Program Participants”); provided that, in the event that any Retention Program Installment Amounts are to be paid in Class A Common Stock of Parent, for administrative convenience, Purchaser shall cause Parent to issue such stock directly to the relevant Retention Program Participants on behalf of the Company. The terms of the Retention Program and allocations thereunder shall be determined by the Founding Individuals in their discretion (following reasonable consultation with Purchaser); provided, however, that notwithstanding anything to the contrary contained herein, the issuance of any Retention Award (as defined in the Retention Program) with respect to a particular year during the Contingent Consideration Installment Period shall only be made following the end of such year and shall be fully vested upon issuance; and provided, further, that the Retention Program shall terminate on the date that the final payment earned and payable to all participants thereunder in respect of the Contingent Consideration Installment Amounts have been paid. The consequences of a termination of service of a Retention Program Participant in the Retention Program shall be determined by the Founding Individuals (following reasonable consultation with Purchaser). Any portion of a Retention Program Installment Amount that is not paid out shall be reallocated to Seller, Profit Holders (and, if applicable, other employees or service providers of the Company) or the estates of any of the foregoing, and paid in such manner, as determined by the Founding Individuals in their discretion (following reasonable consultation with Purchaser). Notwithstanding anything to the contrary, the Retention Program shall be established in a manner that is compliant with Section 409A of the Code. Any Upfront Profit Holder Amounts that are clawed back pursuant to an Employment Agreement shall be returned to the Retention Program and allocated by the Founding Individuals in their discretion (following reasonable consultation with Purchaser). (d) Operation of Business during Contingent Consideration Period. During the Contingent Consideration Period, the Company shall operate, and shall be provided resources necessary to continue to operate, its business in the ordinary course consistent with the past practice of the Company, and Purchaser shall, and shall cause its Affiliates to, act in good faith and not take any action (or refrain from taking any action) that has the primary intent of reducing the Contingent Consideration Installment Payments. (e) Acceleration of Contingent Consideration. In the event that Purchaser either (i) disposes of the Company or a profitable business line or product of the Company or (ii) itself undergoes a Change of Control (excluding for the avoidance of doubt, internal reorganizations that do not impair the separation of the Company from Purchaser or its Affiliates and/or the calculation of EBITDA of the Company), the payment of all remaining Contingent Consideration Installment Amounts shall be accelerated (and calculated based on the average annual EBITDA for calendar years 2022 through the end of the year preceding the acceleration date).

11 Section 2.10 Revenue Sharing Payments. Purchaser and the Company shall each make any Revenue Sharing Payments owed to the other Party within thirty (30) days following the end of each calendar quarter. Revenue earned by the Company in accordance with this Section shall be payable to current or former employees, independent contractors or other service providers of the Company (including the Profit Holders) as allocated in Seller’s discretion. For the avoidance of doubt, any revenue earned by Purchaser or its Affiliates in accordance with this Section shall be payable to Purchaser or its Affiliates by the Company and not by Seller. The Parties shall work together in good faith to determine the amount of all Revenue Sharing Payments, including providing each other with supporting documentation for such determinations and giving each Party and its attorneys, accountants and other agents reasonable access, during normal business hours, to the applicable books, records and personnel of Purchaser (and its Affiliates) and the Company. If either Party disputes any determination of a Revenue Sharing Payment, such dispute shall be resolved in accordance with Section 2.4(b) and Section 2.4(c), updated mutatis mutandis. ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY Except as set forth in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed for purposes of each other section or subsection of this Agreement to the extent the applicability of such matter to such other section or subsection so referenced is reasonably apparent on the face of such included matter), the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing as follows: Section 3.1 Organization, Etc. The Company is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. The Company has the requisite limited liability company power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Schedule 3.1(a) sets forth a true and complete list of each jurisdiction in which the Company is qualified to do business, and such jurisdictions represent all jurisdictions in which the nature of the Company’s business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except for such failures to be so qualified that have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has provided to Purchaser true and correct copies of all of the Organizational Documents of the Company (and the Reorganization Documents) as currently in effect and no amendments thereto are pending, and a list of each such Organizational Document (and Reorganization Document) is set forth in Schedule 3.1(b). Each Organizational Document of the Company (and each Reorganization Document) is in full force and effect and there is no material violation thereof. The other corporate records of the Company are complete and accurate in all material respects. The Reorganization has been validly consummated on or prior to the date hereof. Section 3.2 Capital Structure. Schedule 3.2 sets forth a true and correct list of the outstanding equity interests in the Company, including any securities convertible or exchangeable into equity interests, on a fully diluted basis (the “Company Interests”) and each record owner of any Company Interest, together with the amount and/or percentage of the Company owned by each

12 such Person. There are no other equity interests, including any securities convertible or exchangeable into equity interests, in the Company other than the Company Interests. All of the Company Interests have been duly authorized and validly issued, are fully paid and non-assessable, and have been offered, sold and delivered by the Company in compliance in all material respects with applicable securities and other applicable Laws and Contracts. Except as set forth on Schedule 3.2, there are no outstanding securities, options, warrants, puts, calls, conversion rights, preemptive rights, rights of first refusal, rights of first offer, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, stock appreciation, phantom equity, profits interests or similar rights commitments, agreements, arrangements or undertakings or any other rights that are linked in any way to the price or value of all or any portion of the Company or of any class of securities thereof (“Equity Rights”). As of the Closing, all Equity Rights shall have been terminated and shall be of no further force or effect. Except as set forth in the Organizational Documents of the Company, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Company Interests. The Company does not have any subsidiaries and does not own any equity interest or securities in any other Person. Section 3.3 Authority; Validity of Agreements. (a) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is specified to be a party has been duly authorized by all necessary limited liability company or other similar action on the part of the Company. This Agreement and each Ancillary Agreement executed and delivered by the Company has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser and each other party thereto) this Agreement and each Ancillary Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as limited by the bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Enforceability Exception”). (b) (i) No Order has been made, petition presented or resolution passed for the winding up of the Company, (ii) no steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the Company or any Company assets, (iii) no arrangement or composition with the Company’s creditors or any class of creditors has been made or proposed, (iv) the Company is not insolvent, or unable to pay its debts within the meaning of the insolvency legislation applicable to the Company, and the Company has not stopped paying its debts as they fall due, (v) no execution or other process has been levied against the Company or action taken to repossess goods in the possession the Company, and (vi) no unsatisfied judgment is outstanding against the Company.

13 Section 3.4 Consents. (a) Except as set forth on Schedule 3.4(a), the Company is not required to obtain any Consent from any Governmental Authority or any other Person (other than a Client or the Consultant) in connection with the consummation of the Transactions, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is specified as a party, or the performance by the Company of this Agreement and each Ancillary Agreement to which it is specified as a party, except for any such Consent the failure of which to obtain would not be material to the Business. (b) Consent obtained through an Affirmative Consent Letter constitutes all of the Client consents and approvals necessary pursuant to, and complies in all material respects with, applicable Law, the applicable Client Contracts and all other Organizational Documents and other Contracts of the applicable Company Account to permit the deemed assignment to Purchaser of each of the Client Contracts resulting from the consummation of the Transactions. Section 3.5 No Conflicts. Assuming receipt of the Consents listed on Schedule 3.4(a) and other than under any Client Contract, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company, and the consummation by the Company of the Transactions, do not and will not conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, consent, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance or loss of any rights of the Company pursuant to any of the terms, conditions or provisions of or under (a) any applicable Law or Permit held by the Company, (b) the Organizational Documents of the Company, (c) any Material Contract, or (d) result in the creation or imposition of any material Encumbrance (other than any Permitted Encumbrance) with or without notice or lapse of time or both, on any property or assets of the Company, with such exceptions, in the case of clause (a), clause (c) and clause (d), as would not be, individually or in the aggregate, material to the Business. Section 3.6 Financial Statements. (a) Schedule 3.6(a)(i) sets forth true and complete copies of the Financial Statements. Other than as set forth on Schedule 3.6(a)(ii), the Financial Statements fairly present in all material respects the financial position and results of operations and cash flows of the Company as of and for the periods set forth therein and have been prepared and presented in accordance with GAAP consistently applied during the periods involved (except as noted therein and for the absence of footnotes and recurring year-end adjustments normal in nature and amount). (b) Schedule 3.6(b) lists all Indebtedness outstanding of the Company, including a list of all Encumbrances (other than Permitted Encumbrances) incurred in connection therewith. (c) The Company maintains internal controls over financial reporting that are designed to provide reasonable assurance that financial reporting and preparation of financial statements practices are sufficient to produce financial statements that fairly present in conformity

14 with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the financial position, results of operations, cash flows comprehensive income and changes in members’ equity of the Company, as applicable, in each case in accordance with applicable Law. (d) The Company has not engaged in any “off balance sheet” or similar financing of a type which would be required to be shown or reflected in the Financial Statements. (e) Schedule 3.6(e) sets forth a list of (i) each bank, brokerage firm or other financial institution with which the Company has an account or safe deposit box; (ii) each account number or safe deposit box number at such bank; and (iii) the name of each Person authorized to draw on such account or access such safe deposit box. Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.7, the Company is not subject to any claims, liabilities or obligations of any nature (whether asserted, unasserted, known, unknown, absolute, accrued, unmatured, contingent or otherwise), except (a) as and to the extent specifically disclosed and reserved against in the Most Recent Balance Sheet or footnotes thereto, (b) for claims, liabilities and obligations that were incurred after the Base Date in the ordinary course of business, (c) contractual claims, liabilities and obligations not involving breaches of payment or other financial obligations and not required to be reflected as a liability under GAAP and (d) claims, liabilities and obligations that are not individually or in the aggregate material to the Business. Section 3.8 Absence of Certain Changes. Since the Base Date through the date hereof, except as set forth on Schedule 3.8, (a) the Company has conducted its business in all material respects in the ordinary course consistent with past practices of the Company, (b) there has not occurred any change, effect, event, occurrence, development that has, or would reasonably be expected to have, a Material Adverse Effect, and (c) the Company has not: (i) purchased or redeemed or otherwise acquired any Company Interests or other equity interests or equity securities of the Company or made any non- cash distributions in respect of any equity interests or other equity securities of the Company; (ii) issued, delivered or sold any equity interests or other equity securities of the Company, including by granting any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests or other equity securities of the Company; (iii) split, combined or reclassified any equity interests or other equity securities of the Company; (iv) acquired any business, Person or division thereof, by merger or consolidation, purchase of substantial assets or equity interests or otherwise; (v) entered into any limited liability company agreement, operating agreement, joint venture, partnership, strategic alliance, stockholders’ agreement, co- marketing, co-promotion, joint development or similar arrangement;

15 (vi) sold, transferred, assigned, conveyed, leased, licensed, mortgaged, pledged or otherwise subjected to any Encumbrance (other than a Permitted Encumbrance) any of the material properties or assets, tangible or intangible, of the Company; (vii) acquired, sold, leased, licensed, transferred, pledged, encumbered, granted or disposed of the Company’s Intellectual Property or taken any action with respect to the Company’s Intellectual Property, in each case outside the ordinary course of business consistent with past practice, or done any act or knowingly omitted to do any act whereby any material Intellectual Property of the Company may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain; (viii) paid, discharged, settled or satisfied any claims, liabilities or obligations in excess of $25,000 individually or $100,000 in the aggregate, except in the ordinary course of business consistent in nature and amount with past practice; (ix) incurred, assumed or guaranteed (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness or materially amended the terms relating to any Indebtedness; (x) made or effected any loan or advance or other extension of credit to, or an equity investment in, any other Person; (xi) made or incurred any capital expenditure requiring payments in any fiscal year in excess of $100,000 individually or in the aggregate; (xii) other than in accordance with the terms of any Company Plan or in the ordinary course of business consistent with past practice (1) terminated the employment of any member, partner, shareholder, manager, director, officer, employee, consultant or independent contractor, other than for cause (2) with respect to any current or former member, partner, shareholder, manager, director, officer, employee, consultant or independent contractor, made or agreed to make any material increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to such Person, (3) granted or agreed to grant any severance or termination pay or entered into any Contract to make or grant any severance or termination pay or pay any bonus (whether monetary or otherwise), (4) adopted, materially modified or terminated any Company Plans, (5) granted or agreed to grant any equity-based awards or accelerated the time of vesting or payment under any Company Plan or (6) hired or promoted any individual with an annual base compensation exceeding $100,000 or total annual compensation exceeding $250,000; (xiii) waived or released any non-competition, non-solicitation, non- disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former member, partner, shareholder, manager, director, officer, employee, consultant or independent contractor providing services to the Business or the Company; (xiv) changed any financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or

16 other liabilities), other than changes required by GAAP to be implemented during such period; (xv) made, changed or revoked any Tax election; settled and/or compromised any Tax proceeding relating to any material Tax liability; changed any method of Tax accounting, prepared any income or other material Tax Returns in a manner that is inconsistent with its past practice with respect to the treatment of items on such Tax Returns, except as otherwise required by Law, filed an amended Tax Return or a claim for refund of Taxes with respect to its income, operations or property; or consented to any extension or waiver of the statute of limitations period; (xvi) conducted its billing and cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice; (xvii) amended the Organizational Documents of the Company; (xviii) entered into (other than in the ordinary course of business consistent with past practice), materially amended or terminated any Material Contract; (xix) entered into any Contract that limits or otherwise restricts in any material respect the right of the Company or any of its Affiliates or any successor thereto or that would reasonably be expected, after the Closing, to limit or restrict in any material respect the right of the Company to compete in any line of business, in any location or with any Person; (xx) entered into or amended (for the avoidance of doubt, excluding any termination or partial terminations by a Client of any Client Contract) any side letter or other Contract with a Client in a manner that results in a material waiver or reduction in the existing economic terms or other substantive terms applicable to such Client; (xxi) settled or compromised any pending or threatened legal Proceeding in excess of $25,000 individually or $100,000 in the aggregate, except in the ordinary course of business consistent in nature and amount with past practice; (xxii) entered into a new line of business or abandoned or discontinued any existing line of business; (xxiii) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of Law; or (xxiv) entered into any Contract or letter of intent with respect to, or otherwise committed or agreed to, do any of the foregoing. Section 3.9 Assets. The Company owns and has good and valid title to, or in the case of leased property has (and immediately after giving effect to the Transactions, the Company will have) good and valid leasehold interests in, all of the properties and assets (real, personal or mixed, tangible or intangible) necessary for the conduct of, or otherwise material to, the Business as

17 presently conducted, in each case free and clear of any Encumbrance (other than Permitted Encumbrances). The tangible properties and assets of the Company are in good operating condition and repair (normal wear and tear excepted), are adequate for the uses to which they are being put, and are sufficient for the continued conduct of the Business immediately following the Closing in substantially the same manner as conducted prior to the Closing. Section 3.10 Real Property. The Company does not own nor has it ever owned any real property or any interest therein (excluding any leasehold interest in real property). Schedule 3.10 identifies all of the leases of real property, or a sublease of an interest thereunder (the “Leases”) of the Company. Each Lease is a valid and binding agreement of the Seller and is in full force and effect, except as may be limited by the Enforceability Exception. There exists no material default or any condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance of any obligations under any of the Leases by the Company or, to the Knowledge of the Company, by any other party to any of the Leases. The Company has not received any written or oral communication from the other party to any of the Leases claiming that the Company is in breach of its obligations under the Leases. The Company is in sole possession of the premises demised under the Leases and has not assigned, transferred, sublet, mortgaged or otherwise conveyed or encumbered all or any portion of its respective interest in any of the Leases or the premises demised under any of the Leases. Section 3.11 Material Contracts. (a) Schedule 3.11(a) contains a true and correct list of all Material Contracts in existence on the date hereof to which the Company is a party. The Company has made available or delivered to Purchaser true and correct copies of all written Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder). (b) Each Material Contract is valid and binding on the Company and in full force and effect against the Company and, to Knowledge of the Company, each other party thereto, and is enforceable against the Company and to the Knowledge of the Company, each other party thereto in accordance with its terms except as may be limited by the Enforceability Exception. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become material defaults) of the Company or, to the Knowledge of the Company, any other party thereto, under any Material Contract. Each Material Contract has, since January 1, 2021, been performed by the Company in accordance with its terms and applicable Law in all material respects. The Company has not, since January 1, 2021, received notice from any other party of any default by the Company with respect to any Material Contract, or of such party’s intent to cancel or terminate any Material Contract. Section 3.12 Legal Proceedings. Schedule 3.12 contains a list of all past, pending and, to the Knowledge of the Company, threatened Proceedings or material Client complaints against or concerning the Company or, to the extent related to such Person’s capacity as such, any member, partner, shareholder, manager, director, officer, employee or consultant thereof, in each case which have been brought or made since January 1, 2021. To the Knowledge of the Company, there are no circumstances reasonably likely to lead to any material Proceeding or material Client complaint involving the Company. None of the Proceedings or material Client complaints against or concerning the Company set forth on Schedule 3.12 could reasonably be expected to adversely

18 affect the Business in any material respect. There is no Proceeding involving the Company pending or, to the Knowledge of the Company, threatened that calls into question the validity, or seeks to hinder or prohibit the enforceability or performance, of this Agreement or the Transactions. Section 3.13 Related Party Transactions. There does not exist any Contract between the Company, on the one hand, and any Related Party on the other hand, under which the Company has any remaining material rights or obligations other than this Agreement, the Ancillary Agreements and the agreements listed on Schedule 3.13. As of the Closing, each existing agreement between the Company and the Profits Holders shall have been terminated. Except as set forth on Schedule 3.13, no Related Party owns any interest in any property (real, personal, intellectual or mixed and whether tangible or intangible) or asset used by the Company in or held for use by the Company in connection with or pertaining to the Business. After the Closing, no Related Party will have any material interest in any property (real or personal, tangible or intangible) or Contract of the Company or any Client. Section 3.14 Compliance with Law; Government Regulation. (a) Except as otherwise set forth in Schedule 3.14(a), since January 1, 2021, the Company has complied and is in compliance in all material respects with all applicable Laws. Since January 1, 2021, the Company has not received any oral or written notice asserting any violation by the Company of any applicable Law. (b) The Company holds, and is in compliance in all material respects with all requirements under Permits that are required in order to permit the Company to own or lease its properties and assets and to conduct the Business as presently conducted under and pursuant to all applicable Laws. All such Permits held by the Company are listed in Schedule 3.14(b) and are in full force and effect and are not subject to any terms and conditions, suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such terms and conditions, suspension, cancellation, modification or revocation or Proceeding is reasonably likely or threatened. The consummation of the Transactions will not cause the imposition of any terms and conditions on, the revocation, modification or cancellation of, or violation under, any such Permit. To the extent required to be registered or licensed by any Governmental Authority, the Company and each member, partner, shareholder, manager, director, officer, employee or consultant of the Company (i) is duly registered or licensed as a registered representative, investment adviser representative, salesperson or an equivalent Person and such registration and/or license is in full force and effect and (ii) has obtained all material legal, regulatory and professional licenses, registrations and Permits necessary under applicable Law to perform its duties and obligations to the Company. (c) The Company is registered as an “investment adviser” under the Advisers Act and has been registered at all times required by the Advisers Act. The Company has made available to Purchaser prior to the date of this Agreement a true and correct copy of the Form ADV (Part 1, Part 2 and Part 3) of the Company in effect on the date of this Agreement. As of the date of each filing, amendment or delivery to Clients, each part of each such Form ADV was materially accurate and correct and complied in all material respects with the Advisers Act. The Company is and at all times as required by applicable Law (other than the Advisers Act) has been registered,

19 licensed or qualified as an investment advisor in each jurisdiction where the conduct of its business required such registration, license or qualification. (d) Since January 1, 2021, all registrations (including Form ADV and such notice filings as may be required by the laws of any state), reports, prospectuses, financial statements, sales literature, statements, notices and other filings required to be filed with any Governmental Authority, including all amendments or supplements to any of the above required to be filed by the Company (such registrations, reports, prospectuses, financial statements, sales literature, statements, notices and filings and any amendments and supplements thereto, collectively, the “Filings”) have been filed in material compliance with all applicable Laws. Such Filings did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Prior to the date hereof, Seller has delivered to the Purchaser true and complete copies of all (i) audit or inspection reports received by any Company Entity from any Governmental Authority and all material written responses thereto made by any Company Entity since January 1, 2021, (ii) material correspondence relating to any examination or investigation received by the Company from any Governmental Authority and all material written responses thereto made by any Company Entity, in each case, since January 1, 2021, and (iii) without limitation of the foregoing clause, all deficiency letters (other than immaterial communications from a Governmental Authority other than the SEC) that the Company has received from any Governmental Authority. All remedial actions believed by the Company to be necessary to cure in all material respects the deficiencies or violations set forth in such deficiency letters have been taken by the Company. (e) No Governmental Authority has initiated or, to the Knowledge of the Company, threatened to initiate any Proceeding with respect to the Business and the Company has not received any notice that remains outstanding or unresolved (i) of any violation or exception by any Governmental Authority in any report or statement by any Governmental Authority relating to any examination of the Company, (ii) threatening to revoke or condition the continuation of any Permit or (iii) restricting or disqualifying their activities. (f) Except as otherwise set forth in Schedule 3.14(f), the Company is not and has not been since January 1, 2021 (i) a bank, thrift, bank holding company, trust company, broker- dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, thrift, bank holding company, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent under any applicable Law, or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. The Company has not received any notice of any Proceeding, or aware of any basis for any pending Proceeding, concerning any failure to obtain any bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification. (g) No “advisory affiliate” of the Company has: (i) been subject to an order of the SEC issued under Section 203(f) of the Advisers Act; (ii) been convicted within the previous

20 ten (10) years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A) through (D) of the Advisers Act; (iii) been found by the SEC to have engaged, or has not been convicted of engaging, in any of the conduct specified in paragraph (1), (5) or (6) of Section 203(e) of the Advisers Act; (iv) been subject to any order, judgment or decree described in Section 203(e)(4) of the Advisers Act; or (v) conducted any activity that would cause the Company to be in violation of Rule 206(4)-5 of the Advisers Act. Neither the Company nor any “affiliated person” (as defined in the Advisers Act) of the Company is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority which would result in the ineligibility of the Company or any “affiliated person” to serve in any such capacities. (h) Neither the Company nor, to the Knowledge of the Company, any employee, officer, consultant, director, manager, partner or member of any of them, is, or at any time since January 1, 2021, was (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter or correspondence regarding any deficiency, enforcement or similar matter from, in each case, any Governmental Authority, and, to the Knowledge of the Company, none of them is threatened with the imposition or receipt of any of the foregoing. (i) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) the Company, (ii) any member, partner, shareholder, manager, director, officer, employee or consultant of the Company (in connection with the Business), or (iii) any Client in connection with any Client Contract. (j) To the extent required by applicable Law, the Company has, since January 1, 2021, implemented one or more formal codes of ethics, insider trading policies, personal trading policies, compliance manual and other policies required by applicable Law, of which a true and correct copy of each has been made available to Purchaser. Such codes of ethics and policies comply with applicable Law. Except as set forth in Schedule 3.14(j), there have been no material violations since January 1, 2021 of the code of ethics, insider trading policies, personal trading policies, compliance manual and other policies required by applicable Law of the Company. (k) To the extent required to do so by applicable Laws, the Company has (i) adopted, maintained and complied with adequate “know your customer” policies and procedures and (ii) complied in all material respects with the terms of such policies and procedures. Prior to the acceptance of any Client, the Company has confirmed that such Client is not identified on the U.S. Department of Treasury Office of Foreign Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on the SDN List. The Company has not been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were considered to be inadequate by such regulator.

21 (l) Neither the Company nor any of the members, partners, shareholders, managers, directors, officers, employees or consultants or other Person acting on behalf of the Company has directly or indirectly, taken any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, any other similar anti-bribery or anti- corruption Law, or any rule or regulation promulgated under any of the foregoing, or Rule 206(4)-5 under the Advisers Act including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, state or local government official, or political party or official of a political party. (m) Neither the Company nor any of the members, partners, shareholders, managers, directors, officers or consultants or other Person acting on behalf of the Company: (i) has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading, (ii) is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the Business as currently conducted, (iii) to the Knowledge of the Company, is the subject of any on- going investigation by any Governmental Authority materially affecting such Person’s ability to conduct any activity conducted as part of the Business, or (iv) has been denied any Permit materially affecting such Person’s ability to conduct any activity conducted as part of the Business. (n) There is not now, and there has not been since January 1, 2021, any employment by the Company of, or any beneficial ownership in the Company by, any governmental or political official in any country in the world. Neither the Company nor any member, partner, shareholder, manager, director, officer, employee or consultant or any Affiliate of the Company, has within the past five (5) years (i) made, offered to make or promised to make any payments of money or other thing of value to any governmental or political official or any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest, (ii) been party to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets or (iii) been party to the making of any false or fictitious entries in the books or records of the Company. (o) The Company maintains policies and procedures regarding data security, privacy, data transfer, and the use of data that are reasonably designed to ensure that such Person is in compliance with all applicable Laws relating to data security, privacy, data transfer, and the use of data. The Company is in material compliance with all such policies and all other applicable Laws pertaining to data security, privacy, data transfer and the use of data. There have been no (i) claims for or losses or thefts of data or security breaches relating to data used in the Business; (ii) claims for or violations of any security policy regarding any such data; (iii) claims for or unauthorized access or unauthorized use of any such data; or (iv) claims for or unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a contractor or agent acting on behalf of the Company. (p) With respect to each Client to which the Company provides or, within the six (6) years prior to the date of this Agreement, has provided, investment management, advisory or sub-advisory services that is or was (during such relevant period when such services were provided by the Company to such Client) (i) a plan or account subject to Title I of ERISA and/or

22 Section 4975 of the Code, (ii) a Person acting on behalf of such a plan or account and, as a result, subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) an entity whose assets include or included (during such relevant period when such services were provided by the Company to such Client) “plan assets” (within the meaning of Section 3(42) or the DOL’s “plan asset” regulations) subject to Title I of ERISA and/or Section 4975 of the Code (as described in any of the preceding clauses (i)-(iii), herein referred to as an “ERISA Client”), the Company has provided such services in compliance in all respects with the applicable requirements of ERISA and Section 4975 of the Code. Schedule 3.14(p) identifies each Client that is or, at any point in the previous six (6) years during which the Company had provided investment management, advisory or sub-advisory services to it was an ERISA Client. The Company has not engaged in any transaction in respect of an ERISA Client that is or, within the six (6) years prior to the date of this Agreement, was a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. To the extent necessary, the Company has complied with Prohibited Transaction Class Exemption 2020-02A with respect to any Client. The Company is (to the extent it currently provides discretionary asset management services to any ERISA Client) and, at all times in the preceding six (6) years when it provided discretionary asset management services to any ERISA Client, was a “qualified professional asset manager” (as such term is defined in Part VI(a) of Prohibited Transaction Class Exemption 84-14, as amended) (the “QPAM Exemption”) with respect to each such ERISA Client. The Company is not and, at all times in the preceding six (6) years when it provided discretionary asset management services to any ERISA Client, was not disqualified from relying on the QPAM Exemption with respect to transactions managed by the Company due to the application of Part I(g) of the QPAM Exemption, nor has any event occurred or any condition exist that could reasonably be expected to result in any such disqualification, and (B) prohibited under Section 411 of ERISA from acting as a fiduciary to any ERISA Client, nor has any event occurred or any condition exist that could reasonably be expected to result in any such prohibition. There are no pending or, to the Knowledge of the Company, threatened Claims, or Proceedings by any Governmental Authority, with respect to any ERISA Clients, in respect of the Company’s compliance with the fiduciary responsibility provisions of Title I of ERISA and/or Section 4975 of the Code. A Person who would be a Client, but for the fact that the applicable services were provided in the past and no such services are currently provided by the Company to such Person, shall, for purposes of this Section 3.14(p), be deemed a Client to the extent this Section 3.14(p) addresses the provision of such past services. (q) With respect to each Client to which the Company provides or, within the six (6) years prior to the date of this Agreement, has provided, investment management, advisory or sub-advisory services that is or was (during such relevant period when such services were provided by the Company to such Client) (i) a plan or account subject to any law, rule, regulation or restriction substantially similar to Title I of ERISA and/or Section 4975 of the Code (“Similar Law”), (ii) a Person acting on behalf of such a plan or account and, as a result, subject to Similar Law, or (iii) an entity whose assets are or were (during such relevant period when such services were provided by the Company to such Client) subject to Similar Law (as described in any of the preceding clauses (i)-(iii), herein referred to as a “Similar Law Client”), the Company has provided such services and is in compliance in all respects with the applicable requirements of Similar Law. There are no pending or, to the Knowledge of the Company, threatened Claims, or Proceedings by any Governmental Authority, with respect to any Similar Law Clients, in respect of the Company’s compliance with Similar Law. A Person who would be a Client, but for the fact that the applicable services were provided in the past and no such services are currently provided by the Company to

23 such Person, shall, for purposes of this Section 3.14(q), be deemed a Client to the extent this Section 3.14(q) addresses the provision of such past services. (r) The Company and its members, partners, shareholders, managers, directors, officers, employees and consultants have complied in all material respects with Rule 206(4)-5 under the Advisers Act and all other compliance obligations arising from applicable Federal, state, county and municipal “pay to play” and/or lobbyist disclosure laws, rules or guidelines to which any of them are subject pursuant to applicable Law. (s) Since the inception of the Company, the Company has not retained, or been provided with any services by, any “expert network” service providers or other similar service providers. (t) The Company has appointed a chief compliance officer, pursuant to Rule 206(4)-7(c) of the Adviser’s Act. (u) The calculation and receipt of compensation by the Company from its Clients does not contravene the relevant investment advisory contract with the Client or Applicable Law. (v) The Company has adopted and implemented a policy to protect non-public information about its Clients that complies with the requirements of all Applicable Laws. (w) Since January 1, 2021, no advertisement, as that term is defined in Rule 206(4)-1 promulgated under the Advisers Act, published, circulated, or distributed by or on behalf of the Company prior to the date of this Agreement (each, an “Advertisement”) is fraudulent, deceptive, or materially misleading, or otherwise inconsistent in any material respect with the requirements of the Advisers Act or the rules and regulations thereunder or any other applicable Law. (x) The Company maintains the following records (the “Records”): all documentation necessary to form the basis for, demonstrate, or recreate the calculation of the performance or rate of return of all accounts managed by the Company, as required by the Advisers Act and rules and regulations thereunder (collectively, the “Records Requirements”). The Records are accurate and complete in all material respects. Section 3.15 Company Accounts. (a) Set forth on Schedule 3.15 is a list as of the Base Date of all Company Accounts, setting forth with respect to each Company Account as of the Base Date: (i) the name of the applicable Client; (ii) the aggregate dollar amount of AUM by the Company (by Client and in the aggregate); (iii) the Revenue Run Rate;

24 (iv) the fee rates and the effective fee rates applicable to each Company Account (including Fixed Fees, as applicable); (v) (A) any other fees payable by the Client to the Company other than pursuant to the applicable Client Contract and (B) any fees or other payments required to be paid by the Company to third parties in connection with such Client Contract and/or the relationship with such Client; and (vi) if applicable, any limitation, waiver, cap, offset, reimbursement, reduction or restriction on the amount payable pursuant to such Client Contract. (b) Each investment recommendation and/or transaction made since January 1, 2021 by the Company for or on behalf of a Company Account has been made, in all material respects, in accordance with such the investment policies, guidelines and restrictions set forth in (or otherwise provided to the Company pursuant to or in connection with) the applicable Client Contract in effect at the time the investments were made, and has been maintained thereafter, in all material respects in accordance with such investment policies, guidelines and restrictions. (c) Since January 1, 2021, the Company has not given any, warranty or assurance as to the current or future investment performance of any Company Account or the investment performance resulting from the Company’s investment management or investment advisory services nor made any statement that could reasonably be understood as such. (d) Since January 1, 2021, neither the Company nor any employee, officer, director, manager, partner or member of the Company has received any fees, commissions or financial benefits (directly or indirectly) from or in respect of or in connection with the Company Account except in accordance with the applicable Client Contract or as otherwise set forth on Schedule 3.15. (e) The Company does not, and no owner or employee, officer, director, manager, partner or member thereof, acts as the investment adviser, investment manager, investment sub-adviser, general partner, managing member, or in any capacity similar to any of the foregoing, with respect to any Company Fund. (f) The Company has received executed Affirmative Consent Letters from all Clients. Section 3.16 Assets Under Management. (a) There are no sub-management fees paid by the Company to sub-advisers, distribution or placement fees paid to distributors or placement agents and/or any other fees deducted by a custodian or otherwise directly from Management Fees received by the Company (collectively all such sub-advisor fees, distribution or placement fees and deductions, the “Revenue Deductions”). All of the AUM by the Company of each Client are exclusively managed by the Company. (b) Except as set forth on Schedule 3.16(b), the Company has not, since January 1, 2021, received notice from any Client as of the Base Date expressing an intention to terminate

25 or reduce its investment relationship with the Company or adjust the fee schedule with respect to any contract in a matter which would reduce the fees or other payments to the Company in connection with such Client Contract. (c) To the Knowledge of the Company, no dispute exists between the Company and any Client that is material to the Company’s relationship with such Client. (d) The Company does not charge or receive any fee or allocation for investment management, investment advisory or sub-advisory services (including any carried interest), or any similar fees or allocations, the calculation of the amount of which is based upon the investment performance of invested assets, nor does the Company have in place any other performance compensation arrangements. Section 3.17 Taxes. (a) The Company has (i) duly and timely filed with the appropriate Taxing Authority all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full all income and other material Taxes required to be paid by it, whether or not shown on any Tax Return. (b) There are no material Encumbrances for Taxes upon the assets or properties of the Company other than Encumbrances for Taxes which are not yet due and payable or which are being contested in good faith through appropriate proceedings. There are no outstanding waivers regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns of the Company. (c) In the past three (3) years, no jurisdiction in which the Company does not file a Tax Return has made a written claim or assertion that the Company is required to file a Tax Return in such jurisdiction. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings, that have formally commenced or are presently pending with regard to any material Taxes or Tax Returns of the Company, and the Company has not received written notification that such an audit or other proceeding is threatened with respect to any material Taxes owed by, or any material Tax Return filed by, the Company. The Company has not received any written notice of material deficiency for any Tax owed by the Company which has not been paid in full, finally settled or withdrawn. The Company has not received a ruling, technical advice memorandum or similar document from any Taxing Authority, or signed a closing agreement or any similar agreement with any Taxing Authority, which ruling, technical advice memorandum or similar document or agreement would be binding on the Company after the Closing, and the Company has not requested such a ruling in writing (which request remains pending). (d) The Company is not a party to, is not bound by and does not have any obligation under any Tax Sharing Agreement. (e) All material Taxes of the Company that were not due and payable as of the date of the Most Recent Balance Sheet have been fully accrued on the Most Recent Balance Sheet in all material respects in accordance with GAAP. Since the date of the Most Recent Balance Sheet, the Company has not incurred any material liability for Taxes other than in the ordinary

26 course of business materially consistent in nature and amount with past practice (adjusted for ordinary course changes in operations). (f) The Company (or any predecessor thereof) has not been a member of a federal, state, local or foreign consolidated, combined, unitary or similar group for Tax purposes and the Company (or any predecessor thereof) does not have any material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law or as a result of transferee or successor liability. (g) The Company has provided or made available to Purchaser true, correct and complete copies of the income and other material Tax Returns of the Company (including any amendments thereto) filed on or prior to the date hereof for each taxable year beginning on or after January 1, 2020. (h) The Company (i) has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authority all material amounts required to be withheld and paid over under all applicable Tax Laws and (ii) has complied in all material respects with all Tax information reporting, collection and remittance provisions of applicable Laws with respect to the collection and withholding of Taxes. (i) The Company has not engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2). (j) Since its formation until the date of the Reorganization, the Company has been classified as a partnership for U.S. federal income tax purposes. The Company has never been treated at any time since its formation as a corporation or as a publicly traded partnership taxable as a corporation within the meaning of Section 7704 of the Code. Since the date of the Reorganization, the Company has been classified as a disregarded entity for U.S. federal income tax purposes. (k) None of the Fixed Fees or Management Fees to which the Company is entitled would be subject to increased taxation under Section 457A or Section 409A of the Code. (l) The Company is in material compliance with all applicable transfer pricing Laws. The Company has in its possession or control all records and contemporaneous documentary evidence sufficient to demonstrate the same. (m) To the extent the Company has availed itself of any Tax credits under Section 2301 of the Coronavirus Aid, Relief and Economic Security Act, the Company has complied in all material respects with all requirements of applicable Tax Law to claim such Tax credits. Section 3.18 Company Plans. (a) Schedule 3.18(a) sets forth all Employee Plans sponsored, maintained, contributed to (or required to be contributed to) by the Company, or under which the Company has any obligation or liability with respect to current and former members, partners, shareholders,

27 managers, directors, officers, employees, consultants or independent contractors, or any spouse, dependent, or beneficiary thereof (each a “Company Plan”). With respect to each Company Plan, Seller has provided to Purchaser accurate and complete copies of each of the following (to the extent applicable): (i) the plan document and all amendments or, if the plan has not been reduced to writing, a summary of all material terms; (ii) the related trust document and/or documents related to any other related funding, insurance or administrative arrangements; (iii) the most recent summary plan description, any and all summaries of material modification, and other material communications provided to participants related to a Company Plan; (iv) the most recent Form 5500 filing including all attachments; (v) the most recent determination letter or opinion letter from the IRS; and (vi) all material non-ordinary course written communications with any Governmental Authority regarding any Company Plan within the past three (3) years. (b) Each Company Plan has been established, documented, funded, and administered in all material respects in accordance with its terms and in all material respects with all applicable Laws. No Company Plan is subject to any applicable Law of any jurisdiction other than the United States. All amounts (i) required to be paid or accrued by the Company in connection with any funded Company Plan have been timely paid or accrued, as applicable, (ii) required to have been remitted by the Company in connection with any insured Company Plan have been timely remitted and (iii) related to any Company Plan that is not funded or insured have been accrued in the Company’s Financial Statements, to the extent required under GAAP. (c) Neither the Company nor any Related Entity has, within the last six (6) years, maintained, sponsored, contributed to (or been required to contribute to), or had any obligation or liability (including any contingent liability and/or in connection with Section 4069 or Section 4212(c) of ERISA) with respect to, any Employee Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA. For purposes of this Agreement, the term “Related Entity” shall mean any entity, corporation, trust, partnership, or other Person that, together with the Company, would be considered a single employer under Code Section 414 or ERISA Section 4001(b). (d) Except as required under Sections 601 through 609 of ERISA, or applicable state or local Law, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. (e) Except as set forth in Schedule 3.18(e), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement shall not, whether alone or upon the occurrence of any other event (i) result in any current or former member, partner, shareholder, manager, director, officer, employee, consultant or independent contractor of the Company (or any spouse, dependent or beneficiary thereof), becoming entitled to any payment pursuant to any Company Plan, (ii) accelerate the time of payment, or vesting, result in or accelerate the funding (through a grantor trust or otherwise)or increase the amount of or create, any compensation or benefit due (including any forgiveness of any loan, advance or other indebtedness due by) any such member, partner, shareholder, manager, director, officer, employee, consultant or independent contractor of the Company (or any spouse, dependent or beneficiary thereof) or pursuant to any Company Plan or (iii) result in any payment that be considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified

28 individual” of the Company within the meaning of Section 280G of the Code or (iv) result in the right to merge, amend or terminate any Company Plan being limited or restricted. No current or former member, partner, shareholder, manager, director, officer, employee, consultant or independent contractor of the Company is entitled to any Tax gross-up, make whole or similar payment with respect to any Taxes or penalties imposed under Section 280G, 409A, 457A or 4999 of the Code or otherwise. (f) Each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter and no events have occurred or failed to occur that could reasonably be expected to result in the loss of such qualification under Section 401(a) of the Code. (g) Since January 1, 2021, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code (“COBRA”) and the Patient Protection and Affordable Care Act, as amended (including by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) have been met and satisfied in all material respects by the Company and each Company Plan, and the Company has not incurred or could reasonably expect to incur any penalty or Tax (whether or not assessed) under Section 4980B, 4980D or 4980H of the Code or under the Affordable Care Act. (h) There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Plan against or concerning the Company, by any current or former member, partner, shareholder, manager, director, officer, employee, consultant or independent contractor, (or any spouse, dependent or beneficiary thereof) under any Company Plan or otherwise involving any such Company Plan (other than routine claims for benefits) that would reasonably be expected to lead to any material liability to the Company, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such claims. No Company Plan is under audit or, to the Knowledge of the Company, investigation by the IRS or the DOL or any other Governmental Authority, nor to the Knowledge of the Company, is any such audit or investigation pending or threatened. There has not been any non-exempt “prohibited transaction” (within the meaning of Code Section 4975 or Section 406 of ERISA) with respect to any Company Plan that would result in any liability to the Company. (i) Each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the regulations issued thereunder) and each award thereunder, in each case that is subject to Section 409A of the Code, has at all relevant times been operated and documented in all material respects in accordance with the requirements of Section 409A of the Code and the guidance thereunder. No Company Plan is subject to Section 457A of the Code. Section 3.19 Employment. (a) Schedule 3.19(a) sets forth a list of all members and employees who are employed by or provide services to the Company as of the date hereof and such list correctly reflects such Person’s work location, employment status (including whether active or on leave, including the basis of leave and expected date of return and whether such Person is an employee

29 or independent contractor), current annual salaries or wage rates, 2023 year-end bonus, hire date, and positions or job titles (including whether full- or part-time and whether classified as exempt or non-exempt for overtime purposes), as applicable. (b) Except as set forth in Schedule 3.19(b), the employment of each Person set forth on Schedule 3.19(a) is terminable at will without cost to the Company, except for payment of accrued salaries or wages and vacation pay as required by Law. (c) Except as set forth on Schedule 3.19(c), there currently is no existing dispute or controversy, and to the Knowledge of the Company, no threatened dispute or controversy, between the Company and any of the Persons set forth on Schedule 3.19(a) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, the Business and no Key Person has notified the Company of his or her intention to resign or retire. (d) The Company is in compliance in all material respects with all employment agreements and all other agreements or understandings, whether oral or written, with all past, present and prospective employees and a true, correct and complete copy of each such agreement (to the extent a written agreement exists) has been delivered to Purchaser. The Company has complied in all material respects with all applicable state, federal and foreign applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and other Law or Regulation related to employment. The Company is in compliance in all material respects with all obligations in respect of, and is not in arrears in, the payment of wages, withholding or social security taxes, unemployment insurance premiums or other similar obligations. (e) All persons classified or treated by the Company as independent contractors or otherwise as non-employees satisfy all applicable Laws to be so classified or treated, and the Company has fully and accurately reported their compensation of any kind on IRS Forms 1099 or as otherwise required by any applicable Law. (f) No current or former employees, consultants, or independent contractors have, within the last three (3) years, brought, or to the Company’s Knowledge, threatened to bring, any material action, report, charge, lawsuit, or complaint in writing, to the Company or, to the Knowledge of the Company, to any Governmental Authority about their employment, including without limitation any material claims of discrimination, harassment (including sexual harassment or sexual misconduct) or retaliation. Section 3.20 Intellectual Property and Information Technology. (a) Schedule 3.20(a) sets forth a true and correct list of all of the Company’s U.S. or foreign (i) issued patents and patent applications, (ii) trademark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, (iv) design registrations and applications and material unregistered designs and (v) material software owned by the Company. Immediately following the consummation of the Transactions, the Company will be the sole and exclusive beneficial and record owner of all of the Intellectual Property registrations and applications set forth in Schedule 3.20(a), and all such Intellectual Property is subsisting, valid, and enforceable.

30 (b) The Business as currently conducted and presently proposed to be conducted does not require or use any Intellectual Property not owned by or licensed pursuant to a valid and enforceable license to the Company. (c) Neither the Intellectual Property owned by the Company nor the conduct of the Business as currently conducted infringes (either directly or indirectly), misappropriates, or otherwise violates any Person’s Intellectual Property rights, nor has any Person given notice to the Company to the contrary. (d) No third party is infringing (either directly or indirectly), misappropriating, or otherwise violating any Intellectual Property owned by the Company. Section 3.21 Insurance. The Company maintains the insurance policies listed in Schedule 3.21. All such policies are in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination has been received with respect to any such policy and there exists no event, occurrence, condition or act (including the Transactions) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. The Company has complied in all material respects with the terms and provisions of such policies. There are no, and since January 1, 2021 there have not been any, insurance claims for the Company. Section 3.22 Brokers and Finders. No agent, broker, Person, financial advisor or other intermediary acting on behalf of the Company is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Related Party of any of the Parties, in connection with the Transactions. Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule), which constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose) of the Company, neither the Company nor any other Person (including any direct or indirect equity owner, or any employee, agent or representative, of the Company) has made, and none of the foregoing make, any other express or implied representation or warranty, either written or oral, on behalf of or relating to the Company or the transactions contemplated by this Agreement, including any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser. All other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company and all such Persons. The Company acknowledges and agrees that except for the representations and warranties contained in Article V, Purchaser has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of Purchaser. The Company has only relied on the representations and warranties of Parent and Purchaser expressly and specifically set forth in Article V; the Company hereby expressly and irrevocably acknowledges and agrees that it has not relied on any other representations, warranties or statements (including by omission) not specifically set forth in Article V; and the Company shall not have any claim with respect to its

31 purported use of, or reliance on, any such other representations, warranties or statements (including by omission) not specifically set forth in Article V. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SPECIFIED INDIVIDUALS Except as set forth in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed for purposes of each other section or subsection of this Agreement to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter), Seller and each Specified Individual, as to itself and not as to any other party, hereby severally represents and warrants to Purchaser as of the date hereof and as of the Closing follows: Section 4.1 Organization, Etc. Seller is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized and (b) has the requisite limited liability company power, right and authority to enter into this Agreement and perform its obligations hereunder. Section 4.2 Authority; Validity of Agreements. (a) Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and Seller has the requisite limited liability company power and authority to execute and deliver each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement, each of the Ancillary Agreements to which it is specified to be a party, and the consummation by Seller of the Transactions, has been duly and validly authorized and approved by all necessary limited liability company action of Seller, including any necessary approval or consent of its shareholders, members, partners or other equity owners. Assuming that this Agreement and each of the Ancillary Agreements to which Seller is or was specified to be a party is a valid and binding obligation of Purchaser and each other party thereto, this Agreement and such Ancillary Agreements constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by the Enforceability Exception. (b) Each Specified Individual has full right and all requisite power and authority to execute and deliver this Agreement and each Specified Individual has all requisite power and authority to execute and deliver each Ancillary Agreement to which such Specified Individual is or is specified to be a party, to perform such Specified Individual’s obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Specified Individual of this Agreement, each of the Ancillary Agreements to which such Specified Individual is specified to be a party, and the consummation by such Specified Individual of the Transactions, has been duly and validly authorized and approved. Assuming that this Agreement and each of the Ancillary Agreements to which any Specified Individual is or was specified to be a party is a valid and binding obligation of Purchaser and each other party thereto, this Agreement and such Ancillary Agreements constitute a valid and binding obligation of each Specified

32 Individual, enforceable in accordance with its terms, except as limited by the Enforceability Exception. Section 4.3 Consents and Approvals. Neither Seller nor any Specified Individual is required to obtain any Consent from any Governmental Authority or any other Person in connection with the execution and delivery by Seller or any Specified Individual of this Agreement and each Ancillary Agreement to which Seller or any Specified Individual is or was specified to be a party or the performance of Seller’s or any Specified Individual’s obligations hereunder or thereunder, except for any such Consent the failure of which to obtain would not be material to the ability of Seller or any Specified Individual to consummate the Transactions or perform its obligations hereunder. Section 4.4 No Conflicts. The execution, delivery and performance by Seller and each Specified Individual of this Agreement and the Ancillary Agreements to which Seller or any Specified Individual is or will be a party and the consummation by Seller and each Specified Individual of the Transactions, do not and will not conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, consent, payment acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance or loss of any rights pursuant to any terms, conditions or provisions of or under (a) any Law applicable to Seller or any Specified Individual or Permit held by Seller or any Specified Individual, (b) the Organizational Documents of Seller or (c) any Contract to which Seller or any Specified Individual is a party or by which any of Seller’s or any Specified Individual’s assets are bound, with such exceptions, in the case of clause (a) and clause (c), as would not be material to the ability of Seller or any Specified Individual to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Section 4.5 Title to the Purchased Interests. As of the date hereof and as of the Closing, Seller is and will be the sole record owner of, and has good and valid title to, the Purchased Interests free and clear of all Encumbrances (other than restrictions imposed by applicable securities Laws). Upon delivery of the Purchased Interests to Purchaser on the Closing Date, Purchaser will acquire all of the Purchased Interests free and clear of any Encumbrances (other than restrictions imposed by applicable securities Laws and Encumbrances created solely by action of Purchaser). Seller does not and will not at the Closing hold the Purchased Interests in certificated form. Section 4.6 Legal Proceedings. There are no suits or Proceedings pending or, to Seller's knowledge, threatened against Seller or any Specified Individual, as applicable, at law or in equity, or before or by any Governmental Authority, that would reasonably be excepted to adversely affect or restrict the ability of Seller or any Specified Individual to enter into and perform Seller’s or such Specified Individual’s obligations under this Agreement or the Ancillary Agreements to which Seller or such Specified Individual is or will be a party. Seller and each Specified Individual is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Seller or such Specified Individual to consummate fully the Transactions. Section 4.7 Brokers and Finders. No agent, broker, Person, financial advisor or other intermediary acting on behalf of Seller or any Specified Individual is, or will be, entitled to any

33 broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Related Party of any of the Parties, in connection with the Transactions. Section 4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedule), which constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose) of Seller or any Specified Individual, none of Seller, any Specified Individual nor any other Person (including any direct or indirect equity owner, or any employee, agent or representative, of Seller) has made, and none of the foregoing make, any other express or implied representation or warranty, either written or oral, on behalf of or relating to Seller or the transactions contemplated by this Agreement, including any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser. All other purported representations and warranties or statements (including by omission) are hereby disclaimed by Seller, each Specified Individual and all such Persons. Seller and each Specified Individual acknowledges and agrees that except for the representations and warranties contained in Article V, Purchaser has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of Purchaser. Seller and each Specified Individual has only relied on the representations and warranties of Parent and Purchaser expressly and specifically set forth in Article V; Seller and each Specified Individual hereby expressly and irrevocably acknowledges and agrees that it has not relied on any other representations, warranties or statements (including by omission) not specifically set forth in Article V; and Seller and each Specified Individual shall not have any claim with respect to its purported use of, or reliance on, any such other representations, warranties or statements (including by omission) not specifically set forth in Article V. ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER Parent and Purchaser hereby represent and warrant to the Company and Seller as of the date hereof and as of the Closing as follows: Section 5.1 Organization. Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Section 5.2 Authority; Validity of Agreements. Parent and Purchaser have full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Parent or Purchaser is or is specified to be a party, and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Ancillary Agreements to which it is or is specified to be a party have been duly authorized by all necessary limited liability company action on the part of Parent or Purchaser. This Agreement and each Ancillary Agreement to which Parent or Purchaser is a party constitutes, or upon execution will constitute, a valid and legally binding

34 obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their respective terms, except as limited by the Enforceability Exception. Section 5.3 Consents and Approvals. Parent and Purchaser are not required to obtain any Consent from any Governmental Authority or any other Person in connection with the execution and delivery by Parent or Purchaser of this Agreement and each Ancillary Agreement to which Parent or Purchaser is specified as a party or the performance of its obligations hereunder or thereunder, except for any such Consent the failure of which to obtain would not be material to the ability of Parent or Purchaser to consummate the Transactions or perform its obligations hereunder. Section 5.4 No Conflicts. The execution, delivery and performance by Parent an Purchaser of this Agreement and the Ancillary Agreements to which Parent or Purchaser is or will be a party and the consummation by Parent and Purchaser of the Transactions, do not and will not conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance or loss of any rights pursuant to any terms, conditions or provisions of or under (i) any Law applicable to Parent or Purchaser or Permit held by Parent or Purchaser, (ii) the Organizational Documents of Parent and Purchaser or (iii) any Contract to which Parent or Purchaser is a party or by which any of Parent’s or Purchaser’s assets are bound, except for any such Consent the failure of which to obtain would not be material to the ability of Parent an Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Section 5.5 Legal Proceedings. There is no Proceeding pending or, to the knowledge of Purchaser, threatened, against Parent or Purchaser that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of Parent or Purchaser to perform its obligations hereunder or under any Ancillary Agreement on a timely basis. Section 5.6 Purchase for Own Account. The Purchased Interests are being acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof. Section 5.7 Investment Experience. Each of Parent and Purchaser understands that the purchase of the Purchased Interests involves substantial risk. Each of Parent and Purchaser has experience as an investor in securities similar to those of the Company and acknowledges that it can bear the economic risk of its investment in the Purchased Interests and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Interests and protecting its own interests in connection with such investment. Section 5.8 Brokers and Finders. Neither the Company, Seller nor any Specified Individual shall be liable to any agent, broker, Person, financial advisor or other intermediary acting on behalf of Parent or Purchaser or their Affiliates for any broker’s commission, finder’s

35 fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions. Section 5.9 Financing. The Buyer has made available to Seller true and correct copies of executed investment agreements, dated as of February 22, 2024, to which Parent is a party (the “Financing Agreements”), pursuant to which certain third parties have committed, on the terms and subject to the conditions set forth therein, to provide to Parent the amount of financing described therein, the proceeds of which shall be used to, among other things, fund (i) the amounts required by Section 2.5(a) and (ii) the other payments required to be made pursuant to this Agreement by or on behalf of the Purchaser at the Closing (such payment amount, the “Required Funding Amount”). As of the date hereof, except as set forth in the Financing Agreements, there are no conditions precedent to the obligations of the parties thereto to fund the full amounts contemplated by the Financing. As of the date hereof, each Financing Agreement has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and, to the knowledge of the Parent, each other party thereto. As of the date hereof, each Financing Agreement is in full force and effect against the Purchaser and, to the knowledge of the Purchaser, against each other party thereto and has not been withdrawn, terminated or modified. Parent is not aware of any fact, occurrence or condition that may cause the financing commitment in the Financing Agreements to terminate or be ineffective or any term or condition of closing required to be satisfied by it pursuant to the Financing Agreements to not be met. The aggregate proceeds of the Financing, if and when funded, together with cash on hand of the Purchaser, will be sufficient for Purchaser to fund payment of the Required Funding Amount. Section 5.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, Parent and Purchaser have not made and do not make any other express or implied representation or warranty, either written or oral, on behalf of Purchaser. Each of Parent and Purchaser acknowledges and agrees that except for the representations and warranties contained in Articles III and IV, none of the Company, Seller or any Specified Individual has made, and none of the foregoing does make, any other express or implied representation or warranty, either written or oral, on behalf of the Company, Seller or any Specified Individual. Each of Parent and Purchaser has only relied on the representations and warranties of the Company expressly and specifically set forth in Article III and IV; each of Parent and Purchaser hereby expressly and irrevocably acknowledges and agrees that it has not relied on any other representations, warranties or statements (including by omission) not specifically set forth in Article III and IV; and each of Parent and Purchaser shall not have any claim with respect to its purported use of, or reliance on, any such other representations, warranties or statements (including by omission) not specifically set forth in Articles III and IV. ARTICLE VI COVENANTS Section 6.1 Conduct of Business of the Company. Except as (a) permitted by this Agreement or to effect the Reorganization, (b) set forth on Schedule 6.1, (c) required by any Contract or any applicable Law or (d) consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article IX (the “Pre-Closing Period”),

36 the Company shall use commercially reasonable efforts to (i) operate in the ordinary course of business consistent in nature with past practice of the Company, (ii) maintain and preserve intact the current organization, business and assets of the Company, (iii) keep available the services of partners, members, managers, directors, officers and key employees of the Company other than as a result of resignations or terminations for cause, (iv) maintain and preserve intact the current consulting relationship with Richard E. Salomon, (v) maintain and preserve intact the current relationships with Clients and other Persons with which the Company has business relationships. Without limiting the generality of the foregoing, except as (w) expressly permitted by this Agreement, (x) set forth on Schedule 6.1, (y) required by any Contract in effect on the date of this Agreement or any applicable Law or (z) consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not take any action that, had it been taken prior to the date of this Agreement, would have required disclosure on Schedule 3.8. Section 6.2 Access to Information. During the Pre-Closing Period, the Company shall afford the managers, directors, officers, employees, auditors, attorneys and other agents and advisors of Purchaser reasonable access, upon reasonable notice, during normal business hours to the management personnel of the Company and the Company’s books and records, and shall furnish Purchaser with such financial, operating and other data, agreements and information (in each case, to the extent maintained by the Company in ordinary course of business), but excluding any personnel or medical records, with respect to the Business, as Purchaser, through its managers, directors, officers, employees, auditors, attorneys or agents and other advisors, may reasonably request. No access or information provided by the Company (or any of its auditors, attorneys and other agents and advisors) shall constitute any expansion of or additional representations or warranties beyond those specifically set forth in this Agreement. Notwithstanding the foregoing, the Company shall not be required to provide access or disclose information where such access or disclosure would, in the reasonable judgment of the Company, jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, be prohibited under any applicable Law, Contract or privacy policy or result in the disclosure of any trade secret. Section 6.3 Exclusivity. During the Pre-Closing Period, Seller shall not, shall cause its Affiliates (other than the Company) not to, and shall instruct the respective representatives of Seller and its Affiliates not to, and the Company shall not, and shall instruct the respective representatives of the Company not to, directly or indirectly, knowingly encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser (and its Affiliates and representatives), in each case concerning any Acquisition Proposal. Seller and the Company shall notify Purchaser as soon as practicable if any Person makes any written proposal, offer, inquiry to, or contact with, such Party or any such Party’s Affiliate and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal. During the Pre-Closing Period, Seller shall not transfer, sell or assign, or permit to be subject to any Encumbrance (other than restrictions imposed by applicable securities Law), any Purchased Interest owned by Seller or any other equity interests or securities of the Company.

37 Section 6.4 Notification of Certain Matters. During the Pre-Closing Period: (a) Each of the Company and Purchaser shall give prompt notice to the other after becoming aware of (i) the occurrence or existence of any fact, circumstance or event that would reasonably be expected to prevent or materially delay satisfaction of any condition set forth in Article VII or Article VIII, (ii) any notice or other communication from any Governmental Authority with respect to the Transactions or, excluding any communications in the ordinary course of business, the operation of the Business, or (iii) any notice or other communication from any Person (other than a Client) alleging that the Consent of such Person is or may be required or will not be provided in connection with the Transactions. (b) Unless prohibited by applicable Law or any Contract with any Governmental Authority, the Company shall make available to Purchaser, promptly after the same become available, true, correct and complete copies of all inspection reports and correspondence and other documents relating to any inquiry or investigation provided to the Company by any Governmental Authority or to a Governmental Authority by the Company during the Pre-Closing Period and advise Purchaser promptly of any written communications during the Pre-Closing Period between the Company and a Governmental Authority not made in the ordinary course of business and, to the extent legally permissible, shall allow Purchaser to review and comment on any contemplated responses to any Governmental Authority prior to the time such responses are delivered. For the avoidance of doubt, the Company shall have no obligation to make available to Purchaser any correspondence or other documents by or to any Governmental Authority that are not related to the Business. Section 6.5 Client Consents. The Company agrees that, with respect to any new Clients that enter into Client Contracts between the date of this Agreement and the Closing Date (“New Clients”), each such New Client shall be required to execute and deliver to the Company an Affirmative Consent Letter approving the Transactions concurrently with the execution and delivery of such Client Contract. Section 6.6 Confidentiality. Each of the Parties agrees to maintain, and to cause its agents and representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Ancillary Agreements and all documents executed and delivered in connection with the Transactions except to the extent disclosed in any press release permitted by Section 6.7. The provisions of this Section 6.6 shall not apply to particular conditions or terms of the above referenced documents (i) if the Party seeking to make such disclosure shall have obtained the prior written consent of the other Parties to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any Proceeding which may be brought by any Party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the Party seeking to make such disclosure or its agents and representatives in breach of this Agreement or any Ancillary Agreement, or (iv) that are required to be disclosed pursuant to and in accordance with any Law applicable to the Party seeking to make such disclosure. Notwithstanding the foregoing, if a Party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents or information, such Party will promptly notify the other Parties of such request so that any such other Party may seek an appropriate protective order, at its sole expense, or waive

38 compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is nonetheless, in the opinion of its counsel, under an obligation to disclose any terms or conditions of the above-referenced documents to any Governmental Authority or else stand liable for contempt or suffer other censure or penalty, such Party may disclose such information to such Governmental Authority without liability hereunder. Further, notwithstanding anything herein to the contrary, Purchaser shall be permitted to disclose the terms and conditions of this Agreement and the Ancillary Agreements and all documents executed and delivered in connection with the Transactions or any confidential information to its and/or any of its Affiliates’ investors, lenders or bondholders or prospective investors, lenders or bondholders so long as any such Person has executed a customary confidentiality agreement with respect to such information. Section 6.7 Announcement. Other than (i) an initial joint press release announcing the execution of this Agreement in form and substance approved by Purchaser and Seller; (ii) a joint press release announcing the closing of the Transactions in form and substance approved by Purchaser and Seller, and (iii) statements consistent with the disclosures set forth in the foregoing, Purchaser shall not (and shall cause its Affiliates not to), the Company shall not (and shall cause the other members of the Company not to), and Seller shall not (and shall cause its Affiliates (other than the Company not to)), issue or cause the publication of any press release or other public announcement or other publicly issued Client communication with respect to this Agreement or the Transactions without the prior written consent of all the other Parties, provided, however, that nothing herein will prohibit any issuance or publication of any such press release, public announcement or communication to the extent such disclosure is required by any Law, upon advice of counsel, in which case the Party making (or whose Affiliate is making) such determination will, if practicable under the circumstances, use reasonable efforts to allow the other Parties reasonable time to comment on such release, announcement or communication in advance of its issuance or publication. Section 6.8 Expenses. Except as otherwise expressly provided herein (including, in the case of Transaction Expenses, as provided in Section 2.5(a), the Company, Seller and Purchaser shall each pay all of their own expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transactions. Section 6.9 Further Assurances. Each Party agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements to which such Party is a party. Following the Closing, upon the reasonable request of any Party (and at such requesting Party’s cost and expense), each other Party agrees to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the Ancillary Agreements. To the extent that action or lack of action on the part of an Affiliate of a Party is necessary in order for such Party to fulfill any of its obligations under this Agreement or any Ancillary Agreement to which such Party is a party, then each such obligation shall be deemed to include an undertaking on the part of such Party to cause such Affiliate to take, or prevent such Affiliate from taking, such necessary action.

39 Section 6.10 Tax Matters. (a) Seller shall prepare and file or cause to be prepared and filed (x) all Pass-Through Tax Returns for all Pre-Closing Tax Period, (y) all Tax Returns of, or required to be filed by, Seller and (z) all Tax Returns (or portions thereof) relating to the Indemnified Tax Liabilities (collectively, the “Seller Tax Returns”). Purchaser shall prepare and timely file or cause to be prepared and timely filed all other Tax Returns of the Company required to be filed after the Closing Date (other than any Seller Tax Returns); provided, however, that, in the case of any such Tax Return to be prepared and filed for any Pre-Closing Tax Period, (i) such Tax Return shall be prepared on a basis consistent with past practice of the Company, the Seller Tax Returns and the terms of this Agreement and (ii) Purchaser shall provide Seller with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may be reasonably requested) for review and comment at least thirty (30) days prior to the filing of such Tax Return (or, in the case of any such Tax Return due less than thirty (30) days following the Closing Date, as soon as reasonably practicable following the Closing Date); provided that, Seller’s comments shall be limited to ensuring that such Tax Return is prepared in accordance with the terms of this Agreement and any other matters that could reasonably be expected to give rise to any Tax liability to, or otherwise have an adverse effect on, Seller or any of its Affiliates or current or former direct or indirect owners or beneficiaries (including the Consultant and the Founding Individuals). Seller shall respond in writing to Purchaser with any comments within fifteen (15) days (or, in the case of any such Tax Return due less than thirty (30) days following the Closing Date, as soon as reasonably practicable) following the receipt of such a Tax Return from Purchaser and Seller and Purchaser shall negotiate in good faith and attempt to resolve any disagreement with respect to such comments. In the event Purchaser and Seller are unable to resolve any disagreements regarding such comments at least five (5) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions), such dispute shall be resolved by the Accounting Firm. Purchaser shall revise such Tax Return (or shall cause such Tax Return to be revised) to reflect any comments from Seller with which Purchaser agrees, any agreement reached between Seller and Purchaser and any resolution by the Accounting Firm, as applicable. If the Accounting Firm does not resolve any disagreements between Purchaser and Seller with respect to such Tax Return at least two (2) days prior to the due date therefor, such Tax Return shall be filed as prepared by Purchaser (reflecting any comments from Seller with which Purchaser agrees and any agreement reached between Seller and Purchaser) and subsequently amended to reflect the Accounting Firm’s resolution. The fees, costs and expenses of the Accounting Firm under this Section 6.10(a) shall be shared equally by Purchaser, on the one hand, and Seller, on the other hand. (b) Purchaser shall not (and shall not cause or permit any Affiliate, including the Company after the Closing, to) file, amend, re-file or otherwise modify any Tax Return or make, revoke or modify any Tax election relating in whole or in part to the Company or Seller, initiate or enter into any voluntary disclosure agreement or voluntarily approach any Taxing Authority with respect to any Taxes or Tax Returns of the Company or Seller, or agree to the waiver or extension of the statute of limitations with respect to any Taxes or Tax Returns of the Company or Seller, in each case with respect to any Pre-Closing Tax Period, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

40 (c) Seller shall have the right, at Seller’s expense, to control any audit, action, suit, proceeding, investigation, claim or administrative proceeding (each, a “Tax Audit”) with respect to any Pass-Through Tax Return or any Taxes related thereto and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment related to any Pass-Through Tax Return or any Taxes related thereto, in each case for any Pre- Closing Tax Period. Subject to Section 6.10(g), Purchaser shall have the right, at its own expense, to control any other Tax Audit with respect to the Company and to contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment related to Taxes of the Company; provided, however, that, with respect to any Tax Audit (x) relating to any Pass-Through Tax Return or any Taxes relating thereto for a Pre-Closing Tax Period, (y) which may cause Seller to become obligated to make any payment pursuant to Article X or (z) which could reasonably be expected to otherwise affect the Tax liability of Seller or any of its Affiliates or current or former direct or indirect owners or beneficiaries (including the Consultant and the Founding Individuals), (i) Purchaser shall (1) provide Seller with a timely and reasonably detailed account of each stage of such Tax Audit; (2) consult with Seller with respect to such Tax Audit and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Audit; (3) defend such Tax Audit diligently and in good faith as if it were the only party in interest in connection with such Tax Audit, and (4) not settle, compromise or abandon any such Tax Audit, or file any amended Tax Return relating to such Tax Audit, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) and (ii) Seller shall be entitled to participate in such Tax Audit, at its own expense. If Purchaser or any of its Affiliates receives notice of any Tax Audit that could reasonably be expected to give rise to any indemnification obligation of Seller pursuant to Article X or could reasonably be expected to otherwise affect the Tax liability of Seller or any of its Affiliates or current or former direct or indirect owners or beneficiaries (including the Consultant and the Founding Individuals), Purchaser shall promptly provide written notice thereof to the Seller; provided that the failure by Purchaser to provide such notice shall not release Seller from any of its obligations under Article X, except to the extent that Seller is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for and other factual information with respect to such Tax Audit and shall include a copy of the relevant portion of any correspondence or document received from the relevant Governmental Authority. (d) Purchaser and Seller shall, and shall cause their respective Affiliates to, provide such reasonable cooperation and information as the other Party may reasonably request in connection with the preparation of any Tax Returns, the conduct of any Tax Audits, or the determination of any Tax liability or entitlement to a Tax benefit, in each case, relating to the Company. Purchaser agrees to (A) cause the Company to retain all books and records and other documents with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the later of (i) the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods or (ii) eight (8) years following the due date (without extension) of the applicable Tax Returns, and to abide by all record retention agreements entered into with any Governmental Authority and (B) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records or other documents and, if Seller so reasonably requests, allow Seller to take possession of such books and records and other documents. Purchaser and its Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

41 (e) Purchaser, on the one hand, and Seller, on the other hand, shall be responsible for 50% of all Transfer Taxes, including any recording charges, and Purchaser shall prepare and timely file all Tax Returns in connection therewith and shall promptly provide a copy of all such Tax Returns to Seller. (f) The amount of Taxes for a taxable period that begins on or before but ends after the Closing Date that are allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (other than Transfer Taxes), the amount which would be payable if the taxable year ended at the end of the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 6.10(f), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion. Transactions that occur on the Closing Date but after the Closing and that do not occur in the ordinary course of business of the Company (other than transactions contemplated by this Agreement) shall be considered to be attributable to the period that commences on the day following the Closing Date. Notwithstanding anything to the contrary in this Section 6.10(f), Seller shall be allocated any income Tax deductions attributable to the payment of (x) any portion of the Closing Purchase Price Amount or the Final Adjustment Amount to any current or former employees, independent contractors or other service providers of the Company, (y) any Upfront Profit Holder Amounts and (z) any amounts described in the definition of Transaction Expenses. (g) Notwithstanding anything herein to the contrary, the Parties agree that Seller or its designee shall have the exclusive right to control any (i) Tax Audit involving any Taxes covered by the Indemnified Tax Liabilities or that would affect the amount due to Purchaser as a result of the Indemnified Tax Liabilities; provided, however, Seller shall allow Purchaser to reasonably participate in such Tax Audit (at Purchaser’s expense) and (ii) any Tax Audit with respect to any Tax Return or Taxes of Seller (or any of its direct or indirect owners or beneficiaries or former owners or beneficiaries). Purchaser shall promptly pay to Seller any refunds of any Taxes incurred in connection with the Indemnified Tax Liabilities that are received by Purchaser or any of its Affiliates. Purchaser shall, and shall cause the Company to, promptly execute such documents as reasonably requested by Seller and otherwise reasonably cooperate with Seller as may be necessary for Purchaser and the Company to perfect their respective rights in and obtain any refunds of any Taxes resulting from the Indemnified Tax Liabilities. (h) Except to the extent otherwise required by a ”determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. law), for U.S. federal, and applicable state and local, income tax purposes, (x) the Parties shall (i) treat any Contingent Consideration Installment Amounts, any amounts in Section 2.8 that are paid to Seller, and any payments made pursuant to Article X as an adjustment to the consideration paid by Purchaser to Seller for the Purchased Interests pursuant to this Agreement, (ii) treat (A) any portion of the Closing Purchase Price Amount or the Final Adjustment Amount received by any

42 current or former employees, independent contractors or other service providers of the Company and (B) any Upfront Profit Holder Amounts as consideration paid by Purchaser to Seller for the Purchased Interests pursuant to this Agreement (with such amounts subsequently being paid by Seller to the ultimate recipient and treated as compensatory payments in a manner consistent with past practices of the Company), (iii) not treat any payments made pursuant to the Retention Program or any Revenue Sharing Payments received by current or former employees, independent contractors or other service providers of the Company (including the Profit Holders) as part of, or as an adjustment to, the consideration paid by Purchaser for the Purchased Interests pursuant to this Agreement and (iv) treat the sale and purchase of the Purchased Interests pursuant to this Agreement as a contingent payment sale eligible for reporting on the installment method pursuant to Section 453 of the Code and the Treasury Regulations promulgated thereunder, and (y) the Parties shall, and shall cause their respective Affiliates to, file their Tax Returns accordingly and not take any position inconsistent with such treatment on any Tax Return, in connection with any Tax Audit or otherwise. For the avoidance of doubt, nothing in this Agreement shall restrict Seller or any of its direct or indirect owners or former owners from making an election pursuant to Treasury Regulations Section 15A.453-1(d)(3) to not report the sale and purchase of the Purchased Interests pursuant to this Agreement on the installment method. Section 6.11 Mutual Releases. (a) Effective as of the Closing, Seller, only for itself and on behalf of its Affiliates (other than the Company), and their successors, assigns, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has as of the Closing against the Company or any of its owners, equityholders, members, partners, shareholders, directors, managers, officers, and employees or any of their heirs, executors, successors and assigns (in each case in their capacity as such) (each a “Released Purchaser Party”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or permitted prior to the Closing, in each case except (i) to the extent in the nature of or related to (x) any exculpatory, indemnification, contribution or similar provisions under the Organizational Documents of the Company or (y) unpaid compensation in the ordinary course and consistent with past practice through the Closing or ordinary course business expense reimbursements incurred through the Closing, and (ii) with respect to this Agreement and the Ancillary Agreements, and all covenants, agreements and arrangements therein and the Transactions. (b) Effective as of the Closing, Seller shall as to itself only, and shall cause each of its Seller Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, action or proceeding of any kind against any Released Purchaser Party, based upon any matter released pursuant to this Section 6.11. The Parties hereby acknowledge and agree that (i) nothing in this Section 6.11 shall in any way limit any Indemnitee’s right to indemnification under Article X and (ii) the execution of this Agreement shall not constitute an acknowledgement of or an admission by any Seller Releasor or Released Purchaser Party of the existence of any such claims or liability for any matter or precedent upon which any liability may be asserted.

43 (c) Effective as of the Closing, Purchaser, only for itself and the Company, and on behalf of its Affiliates (including the Company), and their successors, assigns, heirs and executors (each, a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has as of the Closing against the Seller or any of its owners, equityholders, members, partners, shareholders, directors, managers, officers, and employees or any of their heirs, executors, successors and assigns (in each case in their capacity as such) (each a “Released Seller Party”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or permitted prior to the Closing, in each case except (i) to the extent in the nature of or related to any exculpatory, indemnification, contribution or similar provisions, (ii) with respect to this Agreement and the Ancillary Agreements, and all covenants, agreements and arrangements therein and the Transactions and (iii) conduct that is adjudicated to have been willful misconduct, fraud or a criminal act. (d) Effective as of the Closing, Purchaser shall as to itself and the Company only, and shall cause each of its Purchaser Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, action or proceeding of any kind against any Released Seller Party, based upon any matter released pursuant to this Section 6.11. The Parties hereby acknowledge and agree that (i) nothing in this Section 6.11 shall in any way limit any Indemnitee’s right to indemnification under Article X and (ii) the execution of this Agreement shall not constitute an acknowledgement of or an admission by any Purchaser Releasor or Released Seller Party of the existence of any such claims or liability for any matter or precedent upon which any liability may be asserted. Section 6.12 Non-Competition; Non-Solicitation. (a) Seller acknowledges that the restrictions contained in this Section 6.12 are entered into in connection with this Agreement and are reasonable and necessary to protect the legitimate interests including the goodwill and Confidential Information of Purchaser and the Company and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. Seller hereby covenants and agrees that, during the Restricted Period, Seller shall not directly or indirectly, engage in, own, manage, operate, finance or control, or participate in the ownership, management, operation, financing or control of, be employed or engaged by, lend its name to or render services to any business, venture and/or enterprise which provides asset management and/or wealth management services similar to the services provided by the Company immediately prior to the Closing (the “Restricted Business”) anywhere in the United States of America where the Company engaged in the Restricted Business immediately prior to the Closing. (b) Seller hereby covenants and agrees that, during the Restricted Period, Seller shall not in any capacity, directly or indirectly: (i) solicit the business of, or accept capital from, any Client as of the Closing Date, Prospective Client as of the Closing Date, or former Client who was a Client at any time within the twelve (12) months prior to the Closing Date, or interfere with, circumvent, impair, disrupt or damage the relationship of the Company, Purchaser or any of their

44 respective Affiliates with any such Client or Prospective Client by soliciting or encouraging others to solicit any of them to diminish or not commence doing business with the Company, Purchaser or any of their respective Affiliates; (ii) hire or engage, or solicit for employment or engagement as a service provider, any Person who was an employee of the Company, Purchaser or any of their respective Affiliates as of the Closing Date, (iii) assist in hiring any such Person by any other individual, sole proprietorship, company, partnership, broker-dealer, investment adviser, or other enterprise; or (iv) encourage any such Person to terminate his or her employment, membership, partnership or other association with the Company, Purchaser or any of their respective Affiliates. (c) Notwithstanding the foregoing, nothing in this Section 6.12 shall prohibit Seller from (i) being a passive owner (for investment purposes) of less than 5% of the stock (or other securities) of any publicly traded Entity, (ii) passive ownership of interests in mutual funds and exchange traded products or limited partnership or similar interests in private partnerships or investment vehicles (in each case for investment purposes and with respect to which Seller is not a manager or general partner), (iii) serving on non-profit, civic, charitable, educational, corporate, investment or other boards or committees, or as an officer or trustee or similar role, delivering lectures, fulfilling speaking engagements, publishing, teaching at educational institutions, managing or advising with respect to investments or providing advice to other non-profit entities, charities, or for profit companies that do not currently compete and are not reasonably expected to compete with the Company in the future. (d) Seller agrees that a monetary remedy for a breach of the agreements set forth in this Section 6.12 may be inadequate and impracticable and further agree that such a breach may cause irreparable harm, and that Purchaser shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages in the event of such a breach. In the event of such a breach, the breaching Party agrees that Purchaser shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine. (e) If any of the provisions of this Section 6.12 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the applicable Law and shall be binding and enforceable as so curtailed. Section 6.13 Termination of Related Party Agreements; Settlement of Intercompany Balances. Except as contemplated by this Agreement or any of the Ancillary Agreements, at or prior to the Closing, the Company shall ensure that all Contracts, written or oral, between the Company, on the one hand, and any Related Party, on the other hand (excluding, with respect to employees of the Business who remain with the Business post-Closing, employment-related agreements in the ordinary course of business related to such employment), and any Contract or other arrangement listed (or required to be listed) on Schedule 3.13 (collectively, “Related Party Agreements”), shall be terminated without any further force and effect, and there shall be no further liabilities or obligations of the Company or any other Purchaser Indemnitee thereunder. In addition, any accounts receivable, accounts payable and any other intercompany balances between the Company, on the one hand, and any Related Party, on the other hand shall have been paid in full, eliminated or otherwise settled prior to Closing.

45 Section 6.14 Indemnification of Seller Indemnitees; Tail Policy. (a) Purchaser and the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former members, managers, directors, officers or other Persons acting on behalf of the Company than are set forth in the Organizational Documents of the Company immediately prior to the execution and delivery of this Agreement. (b) The Company shall purchase a six (6) year extended tail policy with respect to the Current Insurance, including D&O and E&O insurance for the period prior to the Closing (a “Tail Policy”) (provided that the full amount of all premiums payable for such Tail Policy shall constitute a Transaction Expense of Seller and shall be paid in full by Seller on behalf of the Company prior to the Closing). (c) If Purchaser or the Company (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successor and assigns of Purchaser or the Company, as the case may be, shall assume all of the obligations of this Section 6.14. (d) The provisions of this Section 6.14 are intended to be in addition to the rights otherwise available to the Seller Indemnitees by law, Organizational Document or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Seller Indemnitees and their respective heirs and representatives. Section 6.15 Branding. The Parties agree that following the Closing, the Company shall be positioned as a boutique, non-discretionary Outsourced Chief Investment Officer offering within Purchaser’s offering of products and services. Until the fifth (5th) anniversary of the Closing Date, except as otherwise required by applicable Law, the Company shall continue to operate as a stand-alone SEC registered investment adviser and shall retain all material elements of its existing brand. Section 6.16 Governance. Following the Closing, the Purchaser shall cause the Company to be governed in accordance with the principles set forth in Exhibit F attached hereto. Section 6.17 R&W Insurance Policy. It is acknowledged that in conjunction with the execution and delivery of this Agreement, Purchaser may, in its sole discretion, obtain a R&W Insurance Policy. The Parties agree that (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to any R&W Insurance Policy shall be borne one-half by Purchaser, on the one hand, and one-half by Seller, on the other hand (and Seller’s share shall be treated as an unpaid Transaction Expense), (b) any R&W Insurance Policy shall expressly waive any claims of subrogation against Seller (except in the case of Losses resulting from Fraud), and (c) Purchaser shall not, and shall cause the other Purchaser Indemnitees not to, amend, terminate, cancel, waive, modify or otherwise revise the R&W Insurance Policy in any manner (i) inconsistent with the foregoing, or (ii) that would be reasonably likely to increase the

46 ability or rights of any insurer thereunder to bring a claim, action, suit or proceeding against, or otherwise seek recourse from Seller. Section 6.18 Financing. Prior to the Closing, Parent and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the Arranged Financing to be consummated as soon as reasonably practicable. Without Seller’s consent, Parent and Purchaser shall not permit any amendment of the Financing Agreements that would cause Parent and/or Purchaser to be unable to deliver the Required Funding Amount, or impose any new or additional conditions or expand any to the conditions to the receipt of the Arranged Financing, or otherwise materially delay or prevent the Arranged Financing from occurring (or make it less likely to occur), on or prior to the Closing Date or adversely affect Parent’s right to enforce the Financing Agreements. Purchaser shall give the Seller prompt notice of any breach of any material provision or termination in writing by any party to the Financing Agreements and shall otherwise keep the Seller reasonably informed of the status of Parent’s efforts to consummate the Arranged Financing upon the written request of the Seller. ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER The obligations of Purchaser to consummate the Transactions are subject to the satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Closing Date: Section 7.1 Representations and Warranties. Each of the Fundamental Representations of the Company and Seller contained in Article III or Article IV shall be true and correct in all material respects as of the Closing as if made as of the Closing (except with respect to Fundamental Representations which speak to an earlier date, in which case, as of such earlier date), except for any changes explicitly required by the terms of this Agreement. Each of the other representations and warranties of the Company and Seller contained in Article III or Article IV shall be true and correct in all respects (without regard to qualifications as to “materiality,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications set forth therein) as of the Closing as if made as of the Closing (except with respect to representations and warranties which speak to an earlier date, in which case as of such earlier date), except (i) where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (ii) for any changes explicitly required by the terms of this Agreement. Section 7.2 Covenants and Agreements. The Company and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or at the Closing. Section 7.3 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or events which constitute a Material Adverse Effect that is continuing as of the Closing Date.

47 Section 7.4 Officer’s Certificate. The Company, with respect to itself, and Seller, with respect to Seller, shall have delivered to Purchaser a certificate, signed by such Person or an executive officer of such Person (if such Person is not a natural person) and dated as of the Closing Date, certifying as to the matters set forth in Section 7.1 and Section 7.2 and, with respect to the Company, Section 7.3 and Section 7.6. Section 7.5 Legal Prohibition. No Law shall be in effect and no Order shall have been entered and be in effect, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Transactions, or declares unlawful the Transactions or would cause any of the Transactions to be rescinded. Section 7.6 Consenting Revenue Run Rate. Consenting Revenue Run Rate shall be at least 85% of the Base Date Revenue Run Rate. ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER The obligations of the Company and Seller to consummate the Transactions are subject to the satisfaction (or waiver by the Company and Seller in writing) of the following conditions as of the Closing Date: Section 8.1 Representations and Warranties. Each of the Fundamental Representations of Purchaser contained in Article V shall be true and correct in all material respects as of the Closing as if made as of the Closing (except with respect to Fundamental Representations which speak to an earlier date, in which case, as of such earlier date), except for any changes explicitly required by the terms of this Agreement. Each of the other representations and warranties of Purchaser contained in Article V shall be true and correct in all respects (without regard to qualifications as to “materiality,” “material adverse effect,” “Purchaser Material Adverse Effect” or any other materiality qualifications set forth therein) as of the Closing as if made as of the Closing (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date), except (i) where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect and (ii) for any changes explicitly required by the terms of this Agreement. Section 8.2 Covenants and Agreements. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or at the Closing. Section 8.3 Officer’s Certificate. Purchaser shall have delivered to the Company a certificate, signed by an executive officer of Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Section 8.1 and Section 8.2. Section 8.4 Legal Prohibition. No Law shall be in effect and no Order shall have been entered and be in effect, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Transactions, or declares unlawful the Transactions or would cause any of the Transactions to be rescinded.

48 Section 8.5 Consenting Revenue Run Rate. Consenting Revenue Run Rate shall be at least 85% of the Base Date Revenue Run Rate. ARTICLE IX TERMINATION Section 9.1 Termination. This Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of Purchaser, the Company and Seller; (b) by Purchaser (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied), upon written notice to Seller, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Purchaser or cured by the Company or Seller, as applicable, within twenty (20) Business Days after receipt by Seller of written notice thereof from Purchaser; (c) by Seller or the Company (if Seller and the Company are not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3 not to be satisfied), upon written notice to Purchaser, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller and the Company, or cured by Purchaser, within twenty (20) Business Days after receipt by Purchaser of written notice thereof from the Company; (d) by Purchaser or the Company, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or before July 31, 2024 (the “Termination Date”); provided that no Party shall be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such Party’s willful breach of this Agreement has prevented the consummation of the Transactions from occurring on or prior to the Termination Date; (e) by Seller, if the Financing Agreements have been terminated and Purchaser has not obtained alternative Financing at the time of termination by Seller; provided that if Seller elects to terminate prior to the Termination Date, then no Reverse Financing Fee shall be owed to Seller; or (f) by Purchaser or the Company, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non- appealable Order preventing or otherwise prohibiting the consummation of the Transactions then remains in effect; provided that no Party shall be entitled to terminate this Agreement pursuant to this Section 9.1(e) if such Order is primarily due to such Party’s willful breach of this Agreement.

49 Section 9.2 Survival After Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no further force and effect and there shall be no liability or obligation hereunder; provided, however, that the provisions of this Section 9.2, Section 9.3 and Article XI (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms on Annex A (Definitions)) shall survive the termination of this Agreement and that nothing herein shall relieve any Party from any liability for Fraud or any willful breach of the provisions of this Agreement prior to such termination. For the avoidance of doubt and notwithstanding anything to the contrary, (a) subject to Section 9.3, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.7 in lieu of terminating this Agreement pursuant to Section 9.1 and (b) the Confidentiality Agreement shall survive any termination of this Agreement. Section 9.3 Reverse Financing Fee. (a) In the event the Closing does not occur by July 31, 2024 (the “Fee Trigger Date”) and the conditions to Purchaser’s obligation to effect the Closing are satisfied or waived (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) but Parent does not have the funds to consummate the Closing on such date because Parent has not consummated the Financing and Seller has not otherwise terminated this Agreement prior to the Fee Trigger Date, then, notwithstanding any other provision of this Agreement, Purchaser shall pay to Seller within five (5) Business Days of the Fee Trigger Date, as liquidated damages and not as a penalty, $5,000,000 of Class A Common Stock of Parent valued at the VWAP of the Class A Common Stock of Parent for the five (5) consecutive Trading Days ending on Fee Trigger Date (the “Reverse Financing Fee”). The shares of Class A Common Stock of Parent shall be duly authorized, validly issued, fully paid and non-assessable and Purchaser shall take such actions (including delivery of certificates not bearing any restrictive legends once such certificates are no longer required to bear such legends) to cause such shares to be freely transferable not later than one hundred and eighty (180) days after the date of issuance. Purchaser shall in no event be obligated to pay the Reverse Financing Fee more than once, and shall not be obligated to pay the Reverse Financing Fee in advance of the Fee Trigger Date. In the event that Parent does not timely pay the Reverse Financing Fee, Parent shall pay Seller interest in cash at the prime rate as published in the Wall Street Journal from the due date until the time of payment, and, in the event that Seller incurs costs or expenses in enforcing Parent’s obligation to pay the Reverse Financing Fee, Parent shall reimburse Seller for all such costs an expenses. (b) Notwithstanding anything to the contrary in this Agreement, payment by Purchaser of the Reverse Financing Fee when required by Section 9.3(a) shall be Seller’s sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) if the Closing does not occur due to the failure of Purchaser to obtain the Financing and pay the Required Funding Amount (including, for the avoidance of doubt, if Purchaser validly terminates this Agreement under Section 9.1(d)), except in the case of Fraud or willful breach of this Agreement by Purchaser or Parent. For the avoidance of doubt, while Seller may under certain circumstances pursue a grant of specific performance pursuant to Section 9.2(a), in no event shall Seller be permitted to seek or be entitled to receive such grant of specific performance that results in the occurrence of the Closing if the Financing has not been received.

50 (c) Purchaser and Seller acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) the damages resulting from Purchaser not receiving the Financing are uncertain and incapable of accurate calculation and therefore, the Reverse Financing Fee is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) without the agreements contained in this Section 9.3Seller would not have entered into this Agreement. ARTICLE X SURVIVAL; INDEMNIFICATION OBLIGATIONS Section 10.1 Survival of Representations, Warranties and Covenants. (a) Subject to Section 10.1(c) and Section 10.2, all of the representations and warranties of the Parties contained in this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or its Affiliates with respect to the representations and warranties set forth in Article III, Article IV and Article V. (b) Subject to Section 10.1(c) and Section 10.2, after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing. Each covenant or other agreement herein to be performed after the Closing (each, a “Post-Closing Covenant”) shall survive until fully performed in accordance with their terms (or, if earlier, until the expiration or termination of such covenant or agreement as provided for herein). Notwithstanding anything to the contrary herein, except for the Post-Closing Covenants, no Person (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any party) shall have any liability hereunder after the Closing (and this sentence is intended to benefit each such Person, whether or not parties to this Agreement). (c) Notwithstanding the foregoing, nothing in this Section 10.1 shall be deemed to release, limit or discharge any liability to claims for Fraud against Seller or any Specified Individual or limit the ability of the insurance carrier(s) issuing the R&W Insurance Policy pursuant to Section 6.17 to exercise any subrogation rights expressly reserved under such R&W Insurance Policy to recover against Seller or any Specified Individual for any claim of Fraud; provided that notwithstanding anything contained herein to the contrary, (x) the aggregate liability of any Specified Individual in respect of any indemnification obligation for Losses for Fraud with respect to the representations and warranties contained in Article III and Article IV of this Agreement shall not exceed the portion of the Purchase Price actually received by such Specified Individual and (y) the Seller’s and Specified Individuals’ aggregate liability in respect of any indemnification obligation for Losses for Fraud with respect to the representations and warranties contained in Article III and Article IV of this Agreement shall not exceed the Purchase Price received by Seller and the Specified Individuals.

51 Section 10.2 Indemnification. (a) Subject to the other provisions of this Article X, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser, and its members, shareholders, partners, directors, managers, officers, employees, agents, representatives, Affiliates, successors and permitted assigns (the “Purchaser Indemnitees”) from and against any and all Losses actually incurred to the extent resulting from or arising out of: (i) the breach or default in performance by the Company of any covenant of the Company or Seller contained in this Agreement; (ii) any Taxes: (1) for the 2019, 2020, 2021, 2022 and 2023 tax years (A) imposed by the Commonwealth of Pennsylvania with respect to income of the Company or Seller attributable to members or partners of the Company or Seller who are not resident in Pennsylvania that the Commonwealth of Pennsylvania determines should have been sourced to Pennsylvania and subject to tax in Pennsylvania and (B) imposed by the State of California with respect to income of the Company or Seller attributable to members or partners of the Company or Seller who are not resident in California that the State of California determines should have been sourced to California and subject to tax in California (the “Indemnified State Tax Liabilities”); (2) imposed by U.S. federal state or local Taxing Authorities with respect to any payments made to the Consultant by the Company or Seller with respect to the 2020, 2021, 2022 and/or 2023 tax years (the “Indemnified Consultant Tax Liabilities”); and (3) imposed by U.S. federal, state or local Taxing Authorities with respect to the payment of any Upfront Profit Holder Amounts and/or Retention Program Installment Amounts to the Consultant (the “Indemnified Closing/Contingent Consideration Tax Liabilities”, together with the Indemnified State Tax Liabilities and the Indemnified Consultant Tax Liabilities, the “Indemnified Tax Liabilities”). (b) Subject to the other provisions of this Article X, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its respective members, partners, shareholders, directors, managers, officers, employees, agents, representatives, Affiliates, successors and permitted assigns (the “Seller Indemnitees”) from and against any and all Losses actually incurred to the extent resulting from or arising out of the breach or default in performance by Purchaser of any covenant of Purchaser contained in this Agreement. Section 10.3 Limitations and Other Indemnification Provisions. (a) Notwithstanding anything contained herein to the contrary, Seller’s liability in respect of any indemnification obligation for Losses for Indemnified State Tax Liabilities and

52 for Indemnified Consultant Tax Liabilities under Sections 10.2(a)(ii)(1) and (2) shall survive through March 31, 2028 and apply to any indemnification claim made on or prior to such date (even if the resolution thereof occurs following such date), and no claims may be first made after such date, except in the case a relevant Taxing Authority initiates a Tax Audit prior to March 31, 2028 which continues beyond March 31, 2028, in which case a claim may be made within 30 days following the resolution of such Tax Audit. Notwithstanding anything contained herein to the contrary, Seller’s liability in respect of any indemnification obligation for Losses for Indemnified Closing/Contingent Consideration Tax Liabilities shall survive until the sixtieth (60th) day following the expiration of the applicable statute of limitations and apply to any indemnification claim made on or prior to such date (even if the resolution thereof occurs following such date), and no claims may be first made after such date, except in the case a relevant Taxing Authority initiates a Tax Audit prior to March 31, 2028 which continues beyond March 31, 2028, in which case a claim may be made within 30 days following the resolution of such Tax Audit. Notwithstanding anything to the contrary contained herein, following the Closing, Purchaser shall not take any action that would increase the likelihood of an indemnification claim arising from the Indemnified Tax Liabilities. Notwithstanding anything contained herein to the contrary (including any of the foregoing provisions of this Section 10.3(a)), Purchaser shall in no event be entitled to make any indemnification claim for any Losses in respect of any Indemnified Tax Liability for any Tax year unless and until the relevant Taxing Authority both (x) initiates a Tax Audit with respect to the specific type of Tax constituting such potential Indemnified Tax Liability and for such Tax Year and (y) makes an affirmative indication as part of such Tax Audit that such Tax for such Tax year may or will become due (the foregoing requirements, with respect to any Indemnified Tax Liability, the “Tax Indemnity Claim Condition”). (b) Notwithstanding anything contained herein to the contrary, Seller’s indemnification obligations for Losses with respect to the Indemnified Tax Liabilities shall only be satisfied out of the Contingent Consideration Installment Amounts and Seller’s aggregate liability for the Indemnified State Tax Liabilities and the Indemnified Consultant Tax Liabilities shall not exceed $680,000 in the aggregate. For the avoidance of doubt, no direct or indirect current or former owner or beneficiary, employee, independent contractor or other service provider of (including the Consultant) will have any indemnification obligations for Losses with respect to the Indemnified Tax Liabilities. (c) Each Indemnitee shall (and shall cause such Indemnitee’s Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to it under this Article X. The amount of any indemnification payable under this Article X shall be reduced by (x) an amount equal to the proceeds actually received by a Purchaser Indemnitee (or any Affiliate of such Purchaser Indemnitee) or a Seller Indemnitee (or any Affiliate of such Seller Indemnitee), as applicable, under any insurance policy (including any R&W Insurance Policy) or from any third party in respect of such claim less all reasonable out-of-pocket costs and expenses incurred by such Purchaser Indemnitee (or such Affiliate of such Purchaser Indemnitee) or Seller Indemnitee (or such Affiliate of such Seller Indemnitee) in connection with obtaining such insurance proceeds or third-party recovery (including reasonable and documented attorneys’ fees, any deductible, any retention, any retroactive premium adjustment on the account of or arising from such claim or Losses, and the present value of any increases in insurance premiums on the account of or arising from such claim or Losses or the cost of cancellation of such insurance policy and the increased

53 cost for any replacement policy) and (y) any Tax benefit actually realized in cash or through a reduction in Taxes that would otherwise be payable by a Purchaser Indemnitee (or any Affiliate of such Purchaser Indemnitee) or a Seller Indemnitee (or any Affiliate of such Seller Indemnitee), as applicable, in connection with the relevant Loss in the taxable year in which such Loss is paid or in the two immediately succeeding taxable years. Each Purchaser Indemnitee and Seller Indemnitee shall (and shall cause such Person’s Affiliates) to use its, his or her commercially reasonable efforts to pursue any insurance recovery or any other recovery from a third party available to it with respect to any Loss for which such Purchaser Indemnitee or Seller Indemnitee seeks indemnification pursuant to this Article X (including during the period following any payment to such Purchaser Indemnitee or Seller Indemnitee in respect of such indemnification); provided that the possibility that insurance proceeds may be realized by such Purchaser Indemnitee or Seller Indemnitee shall not delay payment or indemnification of such Losses by the Party against whom indemnification is sought pursuant to this Article X. Without limiting the generality of the foregoing, Purchaser shall submit a claim (and use its commercially reasonable efforts to pursue and obtain full recovery (subject to the limitations of any R&W Insurance Policy) for such claim) under any R&W Insurance Policy for any matter giving rise to indemnification hereunder that may be covered thereby or insurable thereunder. If a Purchaser Indemnitee (or any Affiliate of such Purchaser Indemnitee) or a Seller Indemnitee (or any Affiliate of such Seller Indemnitee) (A) receives any insurance or other third party payment (including pursuant to any R&W Insurance Policy) or (B) actually realizes any Tax benefit in cash or through a reduction in Taxes that would otherwise be payable by a Purchaser Indemnitee (or any Affiliate of such Purchaser Indemnitee) or a Seller Indemnitee (or any Affiliate of such Seller Indemnitee), as applicable, in connection with the relevant Loss in the taxable year in which such Loss is paid or in the two immediately succeeding taxable years, in each case in connection with any claim for Losses for which such Purchaser Indemnitee or Seller Indemnitee has already received an indemnification payment under this Article X, such Purchaser Indemnitee or Seller Indemnitee shall pay to the Indemnifying Party, within ten (10) days of receiving such insurance or other third party payment, an amount equal to the excess of (i) the amount previously received by such Purchaser Indemnitee or Seller Indemnitee under this Article X with respect to such claim plus the amount of the insurance and other third party payments received and the amount of the Tax benefit actually realized, over (ii) the amount of Losses with respect to such claim which such Purchaser Indemnitee or Seller Indemnitee has become entitled to receive under this Article X. (d) Notwithstanding anything to the contrary contained herein, no Indemnitee shall be entitled to indemnification under this Agreement that would result in double recovery for any indemnifiable Loss. (e) The representations and warranties of the Parties, and the right of any Person to indemnification or payments hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of their advisers or representatives) or by reason of the fact that such Person or any of such advisers or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred. (f) Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Article X, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,”

54 “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made, for all purposes of this Article X, without any such qualification; provided that the foregoing shall not apply to Section 3.8. Section 10.4 Setoff. In the event that the Purchaser Indemnitees have a right to be indemnified for any Losses actually incurred arising out of or related to the Indemnified Tax Liabilities, the Purchaser Indemnitees may deduct the amount of such Losses from the Contingent Consideration Installment Amounts upon written notice to Seller; provided that the maximum amount that may be deducted with respect to any Losses arising out of or related to the Indemnified State Tax Liabilities and the Indemnified Consultant Tax Liabilities may not exceed $680,000 in the aggregate. In addition, to the extent that the Tax Indemnity Claim Condition is satisfied with respect to any Indemnified Tax Liability but no Losses relating to such Indemnified Tax Liability have yet actually been incurred and the Purchaser makes a claim in respect of such Losses hereunder prior to the expiration of the applicable period set forth in Section 10.3(a), Purchaser may withhold payment from the Contingent Consideration Installment Amounts in an amount not in excess of the amount of the Losses reasonably expected to result from such Indemnified Tax Liability then asserted by the applicable Taxing Authority to be, or potentially be, due pursuant to such Tax Audit until such Tax Audit is ultimately resolved in accordance with Section 6.10; provided that that the maximum amount that may be setoff with respect to any Losses arising out of or related to the Indemnified State Tax Liabilities and the Indemnified Consultant Tax Liabilities may not exceed $680,000 in the aggregate. Promptly following the ultimate resolution of any such Tax Audit, Purchaser shall pay to Seller an amount equal to the excess if any of (i) the amount so withheld over (ii) the portion of such amount required to satisfy any amount finally determined to be owed to the applicable Purchaser Indemnitee pursuant to Section 10.2(a)(ii) with respect to any Losses resulting from the Indemnified Tax Liabilities in connection with such Tax Audit. Section 10.5 Third Party Claims. If any claim is instituted by a third party against an Indemnitee with respect to which such Indemnitee is entitled to, and wishes to, make a claim for indemnification for a Loss under Section 10.2 (each, a “Third Party Claim”), then such Indemnitee shall promptly, and in any event no later than ten (10) Business Days after such Indemnitee has knowledge of such Third Party Claim, deliver to the Indemnifying Party a written notice describing, to the extent then known by the Indemnitee, such matter in reasonable detail, including facts constituting the basis for the claim under Section 10.2 and the estimated amount of the Losses that have been or may be sustained by the Indemnitee. The failure to make timely delivery of such written notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually prejudiced by failure to give such timely notice. In any event, such delivery shall be accompanied by any information and materials in such Indemnitee’s possession related to such Third Party Claim. The Indemnitee shall not make any admissions or acceptances with respect to such Third Party Claim. The Indemnifying Party may, subject to the other provisions of this Section 10.5, settle, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such Third Party Claim. If the Indemnifying Party shall elect to settle, compromise or defend such Third Party Claim, then it shall, within thirty (30) days after such election (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnitee of its intention to do so and the Indemnitee shall cooperate to the fullest extent possible, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided that no settlement or

55 compromise of any Third Party Claim shall be made without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, except where such settlement or compromise involves only the payment of money and the full release of any and all claims against the Indemnitee related to such Third Party Claim and only to the extent that such money is paid by the Indemnifying Party and/or any insurance policy (including the R&W Insurance Policy). The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to such Third Party Claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such Third Party Claim with no monetary liability to, or injunctive relief against, or other obligation of the Indemnitee. The Indemnitee shall have the right to participate in, but not control, at its own expense, the defense, compromise or settlement of any Third Party Claim the defense of which is controlled by the Indemnifying Party pursuant hereto; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate, in the reasonable judgment of legal counsel to the Indemnitee, for the same counsel to represent both the Indemnitee and the Indemnifying Party, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which legal counsel to the Indemnitee reasonably determines counsel is required, and the reasonable and documented out-of- pocket fees and expenses of such counsel to the Indemnitee solely in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for all Indemnitees. If the Indemnifying Party shall choose to defend any Third Party Claim, then the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its direct or indirect control that relate to the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors and other personnel available or otherwise render reasonable assistance to, the Indemnifying Party and its agents. If the Indemnifying Party contests its obligation to indemnify under this Agreement or fails to diligently assume the defense of any Third Party Claim, then, subject to the limitations set forth in this Article X, the Indemnitee shall have the right to conduct and control the defense, compromise or settlement of such Third Party Claim, but the Indemnifying Party shall have the right to participate in (but not control) such defense at its own cost and expense (in which case the Indemnitee shall keep the Indemnifying Party apprised of the status of the defense of such Third Party Claim), and any settlement or compromise shall require the consent of the Indemnifying Party not to be unreasonably withheld, delayed or conditioned. This Section 10.5 shall not apply to Tax matters, which shall be governed by Section 6.10(c) and Section 6.10(g). Section 10.6 Exclusive Remedy. Subject to the provisions of Section 2.5, Section 2.10, Section 6.17 and Section 9.3, other than in respect of (i) claims resulting from Fraud against Seller, Specified Individuals, Parent or Purchaser or (ii) the right to seek damages or specific performance or other equitable relief for a breach of a covenant or agreement to be performed by Seller, Specified Individuals, Parent or Purchaser, from and after the Closing, recourse against the R&W Insurance Policy, if any, together with the provisions of this Article X shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims arising out of or in connection with a breach of any representation, warranty, covenant or agreement made by the parties in this Agreement or otherwise relating to the transactions that are the subject of this Agreement, and none of Parent, Purchaser or any Affiliate of Parent or Purchaser shall be entitled to pursue any claim for indemnification, contribution or recovery against Seller or Specified Individuals, nor shall Parent or Purchaser or any Affiliate of Parent or Purchaser be entitled to any

56 remedy from Seller or Specified Individuals, for any inaccuracy or breach of any representation or warranty contained in Article III or Article IV. Each of Parent and Purchaser further acknowledges and agrees that this shall apply regardless of whether (i) Purchaser has obtained at the Closing or has maintained following the Closing any R&W Insurance Policy, (ii) any R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance or (iii) Parent or Purchaser makes a claim under any R&W Policy and such claim is denied by the R&W Insurer. Notwithstanding anything to the contrary contained herein, the parties agree that, except with respect to Fraud with respect to the representations and warranties contained in Article V of this Agreement, Seller shall not be entitled to pursue any claim for indemnification, contribution or recovery against Purchaser or any Affiliate of Purchaser, nor shall Seller be entitled to any remedy from Purchaser or any of its Affiliates, for any inaccuracy or breach of any such representation or warranty. Subject to the foregoing, to the maximum extent permitted by Law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement, the transaction documents, or arising in connection herewith or therewith, whether under any Laws at common law, in equity or otherwise. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the Transactions. ARTICLE XI MISCELLANEOUS Section 11.1 Amendments. This Agreement may not be amended, altered or modified except by written instrument executed by the Company, Seller and Purchaser. Section 11.2 Waiver. The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non- compliance. The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. Section 11.3 Entire Agreement. This Agreement and the exhibits and schedules and any documents executed by the Parties simultaneously herewith or pursuant hereto, including the Ancillary Agreements, constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and supersede all prior understandings or agreements, whether oral or written among the Parties (or any of them) with respect to such subject matter. Section 11.4 Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held illegal, invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement, and (d) to the extent legally permissible, any illegal, invalid or unenforceable provision of this

57 Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision of this Agreement. Section 11.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date delivered, if delivered by email, (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5): If to Parent: AlTi Global, Inc. 520 Madison Avenue, 26th Floor New York, NY 10022 Attention: Colleen Graham Email: Colleen.Graham@alti-global.com If to Purchaser: AlTi Global Wealth Management Holdings Limited 520 Madison Avenue, 26th Floor New York, NY 10022 Attention: Whitney Fogle Lewis Email: Legal.USWM@AlTi-Global.com With copies (which shall not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Attention: Craig Sklar Email: sklar@sewkis.com If to the Company: East End Advisors, LLC 610 Fifth Avenue, Suite 305 New York, NY 10020 Attention: Christopher J. Brown Email: cbrown@eastendadvisors.com With copies (which shall not constitute notice) to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street

58 New York, NY 10019 Attention: Edward D. Herlihy; Mark F. Veblen Email: EDHerlihy@WLRK.com; MFVeblen@WLRK.com If to Seller: EEA Holding Company, LLC 610 Fifth Avenue, Suite 305 New York, NY 10020 Attention: Christopher J. Brown Email: cbrown@eastendadvisors.com With copies (which shall not constitute notice) to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Edward D. Herlihy; Mark F. Veblen Email: EDHerlihy@WLRK.com; MFVeblen@WLRK.com Section 11.6 Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by Seller without the prior written consent of Purchaser and any purported assignment or other transfer without such consent shall be void and unenforceable. Purchaser may not assign, transfer or pledge all or any of its rights and obligations under this Agreement without the prior written consent of the Company (prior to the Closing) or Seller (from and after the Closing) and any purported assignment, transfer or pledge without such consent shall be void and unenforceable; provided that the consent of the Company or Seller, as applicable, shall not be required (but written notice shall be required) for an assignment by Purchaser to (i) one or more of its Affiliates or, for collateral security purposes in connection with collateral assignments for the benefit of any lenders providing financing to Purchaser or its Affiliates, to any such lender, provided that no such assignment shall relieve Purchaser of its obligations under this Agreement or (ii) any Person to whom Purchaser transfers all of its Purchased Interests or all or substantially all of Purchaser’s business, provided that such transferee assumes all of Purchaser’s obligations under this Agreement. Section 11.7 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies but subject to Section 9.3, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that such Party will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Nothing in this Section 11.7 is intended to limit the provisions of Section 6.12.

59 Notwithstanding anything to the contrary in this Section 11.7, it is acknowledged and agreed that Seller shall not be entitled to enforce Purchaser’s obligation to consummate the Closing at any time when the Closing has not occurred and Parent and Purchaser do not have sufficient funds to consummate the Closing as a result of the failure of the Financing to have been consummated. Section 11.8 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, Purchaser Indemnitees (solely in their capacity as indemnified parties hereunder), the Seller Indemnitees (solely in their capacity as indemnified parties hereunder), the Seller Indemnified Parties (solely with respect to Section 6.14) and their respective successors and permitted assigns. Section 11.9 Governing Law. This Agreement, the legal relations among the Parties hereunder and the adjudication and the enforcement thereof, shall in all respects be governed by, and interpreted and construed in accordance with, the internal Laws of the State of New York applicable to agreements made and to be performed entirely within such State (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York), including all matters of construction, validity, performance and remedies. Section 11.10 Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal or state courts located within the state of New York in the Borough of Manhattan for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury (a) in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection herewith and (b) for any counterclaim with respect thereto. Section 11.11 Counterparts. This Agreement may be executed by DocuSign or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument. Section 11.12 Guarantee. Notwithstanding anything to the contrary herein, Parent undertakes to cause the Purchaser to timely meet, and guarantees the performance of, all of the Purchaser’s obligations herein and to the extent Purchaser does not timely meet any obligation herein (including any indemnification or payment obligations), Parent shall directly perform such obligation on behalf of the Purchaser. This guaranty shall be a guaranty of payment and performance and not of collection, and Parent hereby agrees that its obligation hereunder shall be

60 primary and unconditional (and not as a surety), subject in all respects to the terms and conditions of this Agreement. To the extent Parent is called upon to perform any such obligation on behalf of the Purchaser, Parent shall have all of the rights that the Purchaser would have had Seller performed such obligation directly. Section 11.13 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and none of the Seller Parties (other than the individuals executing Employment Agreements or Restriction Letters, in each case to the extent set forth therein) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of Purchaser against Seller hereunder, in no event shall Purchaser or any of its Affiliates or related parties seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Seller Party (other than the individuals executing Employment Agreements or Restriction Letters, in each case to the extent set forth therein). As used herein, the term “Seller Parties” shall mean any former, current or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, affiliates, Subsidiaries, financing sources, attorneys or other representatives of Seller or its successors, assigns or agents or any former, current or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, affiliates, Subsidiaries, financing sources, attorneys or other representatives of any of the foregoing, or their successors, assigns or agents (but not including Seller or any of its successors or permitted assigns). The Seller Parties are express third-party beneficiaries of this Section 11.13 . Notwithstanding the foregoing, nothing in this Section 11.13 shall be deemed to release, limit or discharge any liability to claims against Seller or Specified Individuals for Fraud, and the parties hereby agree that the representations and warranties in Articles III and IV as to the Seller and the Company shall be deemed to have been made by the Specified Individuals solely in connection with any claim for Fraud. [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written. PARENT AlTi Global, Inc. By: Name: Kevin Moran Title: President PURCHASER AlTi Global Wealth Management Holdings Limited By: ______________________________ Name: Kevin Moran Title: Chief Operating Officer [Signature Page to Membership Interest Purchase Agreement] DocuSign Envelope ID: D43FDE8B-7F85-4A06-8507-0779628746F1

Annex-A-1 Annex A Definitions “Accounting Firm” has the meaning set forth in Section 2.4(b). “Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the ordinary course of business, stock purchase, recapitalization, share exchange or other business combination or similar transaction involving the Company, (b) any proposal or offer for the issuance by the Company of over 20% of its equity interests or (c) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity interests or total consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement. “Advertisement” has the meaning set forth in Section 3.14(w). “Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC. “Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person; provided that an “Affiliate” of a natural person also includes such person’s Related Parties. For the avoidance of doubt, the Company Accounts shall not be considered Affiliates of the Company for purposes of this Agreement. “Affiliated Person” shall have the meaning set forth in Section 2(a)(3) of the Investment Company Act. “Affirmative Consent Letter” means an affirmative consent letter in substantially the form of Exhibit B attached hereto. “Affordable Care Act” has the meaning set forth in Section 3.18(g). “Agreement” means this Agreement, including any Schedules and exhibits hereto, as such may be amended or restated from time to time. “Allocation Principles” has the meaning set forth in Section 2.6. “Allocation Statement” has the meaning set forth in Section 2.6. “Ancillary Agreements” means any agreement, document, instrument, certificate or Contract entered into in connection with this Agreement, including, without limitation, each of the Employment Agreements. “Arranged Financing” has the meaning set forth in the definition of Financing. “AUM” means, with respect to a Company Account, as of any date, the dollar amount of assets in respect of which the Company is entitled to receive Management Fees or other

Annex-A-2 similar fees or profits allocations from such Company Account, in each case, as of the date calculated. “AUM Consenting Revenue Run Rate” has the meaning set forth in Section 2.3(b)(i)(B). “Base Amount” has the meaning set forth in Section 2.1. “Base Date” means December 31, 2023. “Base Date Revenue Run Rate” means, as of the Base Date, the aggregate Revenue Run Rate for all Clients. “Business” means the business of managing investment assets conducted by the Company, including without limitation the management of the Company Accounts. “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close. “Cash” means cash (other than restricted cash and any security deposits), cash equivalents (including inbound checks, draws, ACH credits and wire transfers deposited or available for deposit less the amounts of any outstanding outbound checks, draws, ACH debits and wire transfers at such time), marketable securities (including certificates of deposit) and Net Advisory Fees Receivable. “Change” means any change, effect, event, matter, occurrence, circumstance or state of facts. “Change of Control” means, with respect to any Person: (a) any sale or transfer of 50% or more of the assets of such Person to any Person or Persons who are not affiliates (as defined in Rule 144(a)(1) promulgated under the Securities Act) of such first Person; (b) any sale or transfer of securities representing 50% or more of the outstanding voting power of, or economic interests in, such Person to any Person or Persons who are not affiliates (as defined in Rule 144(a)(1) promulgated under the Securities Act) of such first Person; or (c) any consolidation, merger or other business combination of such Person into any other corporation or entity, whether or not such Person is the entity surviving such transaction, if, immediately after giving effect to such transaction (and all other transactions related thereto or contemplated thereby), the security holders of such Person, and the Affiliated Persons of the security holders of such Person, in each case immediately prior to such transaction do not collectively own, directly or indirectly, securities representing more than 50% of the outstanding voting power of, or economic interests in, the surviving corporation or entity.

Annex-A-3 “Client” means any Person to which the Company provides investment management or investment advisory services, including any sub-advisory services, subscription services or any similar services, each of which is set forth on Schedule A. “Client Consent Adjustment” has the meaning set forth in Section 2.3(b)(i). “Client Consent Adjustment Schedule” has the meaning set forth in Section 2.3(b)(i). “Client Contract” means any investment management or investment advisory Contract, including a sub-advisory Contract with a Client, or any other Contract, arrangement or understanding (whether written or oral), pursuant to which the Company provides investment management services, investment advisory services (including sub-advisory services), or subscription or portfolio strategy services, as of any date of determination. “Closing” has the meaning set forth in Section 2.2. “Closing Date” has the meaning set forth in Section 2.2. “Closing Indebtedness” means the Company’s outstanding Indebtedness calculated as of 12:01 a.m. Eastern Time on the Closing Date consistent with GAAP. “Closing Purchase Price Amount” means the Base Amount increased by (A) the Closing Cash, increased by (B) the Net Working Capital Adjustment Amount, if such amount is a positive number, reduced by (C) the absolute value of the Net Working Capital Adjustment Amount, if the Net Working Capital Adjustment Amount is a negative number, reduced by (C) the Closing Indebtedness, reduced by (D) any Closing Unpaid Transaction Expenses, reduced by (E) the Upfront Profit Holder Amounts. “Closing Statement” has the meaning set forth in Section 2.4(a). “COBRA” has the meaning set forth in Section 3.18(g). “Code” means the Internal Revenue Code of 1986, as amended. “Company” has the meaning set forth in the Preamble. “Company Account” means any investment account, separately managed account or similar account (a) controlled by the Company; (b) for which the Company acts or acted as investment adviser, investment sub-adviser, general partner, managing member, manager or administrator; or (c) from which the Company receives, directly or indirectly, Management Fees and/or Fixed Fees or other revenues of any kind in connection with its provision of investment management or investment advisory services, including sub-advisory services. “Company Fund” means (excluding, for the avoidance of doubt and notwithstanding anything to the contrary, any Company Account) any investment fund or other investment vehicle (including any corporation, general or limited partnership, limited liability company, trust or account and whether or not dedicated to a single investor): (a) currently

Annex-A-4 sponsored or controlled the Company; (b) for which the Company currently acts as investment advisor, investment sub-adviser, general partner, managing member, manager or administrator or (c) from which the Company currently receives, directly or indirectly, Management Fees and/or Fixed Fees or other revenues of any kind in connection with its provision of investment management or investment advisory services, including sub-advisory services. “Company Interests” has the meaning set forth in Section 3.2. “Company Plan” has the meaning set forth in Section 3.18(a). “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of April 27, 2022 between the Company and Tiedemann Advisors, LLC, as the same may be amended from time to time. “Confidential Information” has the meaning ascribed to such term in the Confidentiality Agreement. “Consent” means, as the context requires, any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or Order of, or registration, declaration or filing with, any Person, including any Governmental Authority. “Consenting Clients” means Clients, including New Clients, that as of the Closing Date, have provided Consent by executing and returning to the Company an Affirmative Consent Letter (without thereafter withdrawing, rescinding or revoking it) and that have not provided a Negative Response on or prior to the Closing Date. “Consenting Revenue Run Rate” has the meaning set forth in Section 2.3(b)(i). “Consenting Revenue Run Rate Threshold” means an amount equal to the Base Date Revenue Run-Rate multiplied by Consent Threshold Percentage. “Consenting Threshold Percentage” means 0.95. “Consultant” means RES/Mecox Consulting, LLC and/or its sole member, Richard E. Salomon. “Contingent Consideration Installment Amount” means, with respect to each Contingent Consideration Installment Period, an amount equal to the product of the following: (a) EBITDA for such period multiplied by (b) fifteen (15) multiplied by (c) eight percent (8%); provided, however, that EBITDA shall exclude all amounts related to, or allocable to, new Clients for which any Revenue Sharing Payments are being made with respect to such Clients. “Contingent Consideration Installment Period” means, each of the five (5) full calendar years commencing January 1, 2024, January 1, 2025, January 1, 2026, January 1, 2027 and January 1, 2028. “Contingent Consideration Payment Statement” has the meaning set forth in Section 2.9(a)(i).

Annex-A-5 “Contingent Consideration Period” means the period from Closing until December 31, 2028. “Contract” means any legally binding agreement, indenture, contract, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto, in each case excluding any Employee Plan. “Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person. “Current Insurance” means the current policies of insurance maintained by the Company as of the date of this Agreement. “Disclosure Schedule” means the disclosure schedule dated as of the date hereof, accompanying this Agreement and containing the Schedules referred to in this Agreement. “Dispute” has the meaning set forth in Section 2.4(b). “DOL” means the U.S. Department of Labor. “Draft Allocation Statement” shall have the meaning set forth in Section 2.6. “EBITDA” means the earnings of the Company before interest, taxes, depreciation and amortization, including, for the avoidance of doubt an allocation of external general corporate overhead of Purchaser and its Affiliates for the benefit of the Company, as determined in good faith by Purchaser, (a) excluding (i) any non-recurring items of income or expense, including, but not limited to, revenue earned from or attributable to the portion of any AUM in a Company Account that as of any date of determination has been redeemed or withdrawn, or where notice has been provided that such AUM will be redeemed or withdrawn, (ii) extraordinary gains or losses, and (iii) any Transaction expenses of the Company, Seller or Purchaser related to the Transaction, calculated in accordance with the illustrative example set forth on Exhibit D, which for the avoidance of doubt does not include payment of the Contingent Consideration Installment Amounts but (b) including that amount of intercompany charges that are mutually agreed by Purchaser and Seller following the Closing (it being understood that promptly following the six- month anniversary of the date hereof, Purchaser and Seller will confer and agree in good faith regarding the nature of benefits and services, if any, provided by Purchaser to the Company and the appropriate intercompany charges (which shall not exceed actual cost) to be paid by the Company for such benefits and/or services, which charges shall apply for the entire period following the Closing). “Employee Plan” means any plan, program, policy, practice, agreement, or arrangement, whether covering a single individual or group of individuals, and whether or not reduced to writing, that is: (a) a Welfare Plan; (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock,

Annex-A-6 stock appreciation right, phantom equity or similar equity-based plan; or (d) any other deferred compensation, retirement, welfare benefit, employment, service, consulting, severance, retention, change-in-control, bonus, incentive, perquisite, time-off, reimbursement, fringe benefit or other compensation or benefit plan policy, practice, agreement or arrangement. “Employee Profit Holders” means each of Josh Huangfu, Chris Brown and Isaac Nagiel. “Employment Agreements” means the Employment Agreements, dated as of the date hereof and effective as of the Closing, by and between the Company, on the one hand, and each of the Key Persons on the other hand, in the forms set forth on Exhibit E attached hereto. “Encumbrance” means, whether arising under any Contract or otherwise, any security interests, liens (statutory or other), charges, encumbrances, pledges, mortgages, deeds of trust, hypothecations and restrictions on transfer. “Enforceability Exception” has the meaning set forth in Section 3.3(a). “Entity” means a Person that is not a natural person. “Equity Rights” has the meaning set forth in Section 3.2. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Client” has the meaning set forth in Section 3.14(p). “Estimated Closing Cash” has the meaning set forth in Section 2.3(a)(i). “Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a)(iv). “Estimated Closing Purchase Price Amount” has the meaning set forth in Section 2.1. “Estimated Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.3(a)(iii). “Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.3(a)(v). “Fee Trigger Date” has the meaning set forth in Section 9.3(a). “Filings” has the meaning set forth in Section 3.14(d). “Final Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.3(a)(iii). “Financial Statements” means the unaudited financial statements of the Company, on a consolidated basis, for (a) the 12-month periods ending December 31, 2021, December 31,

Annex-A-7 2022 and December 31, 2023 and (b) the one month periods ending January 31, 2024 and February 29, 2024, including in each case of (a) and (b) the balance sheet as of such dates and the related statements of income, changes in members’ equity and cash flows for such periods. “Financing” means the financing provided pursuant to the Financing Agreements (the “Arranged Financing”), or one more other debt or equity financings (or a combination thereof) on terms satisfactory to Purchaser, in either case, in an amount sufficient for Purchaser to consummate the Transactions and to pay the Required Funding Amount. “Financing Agreements” has the meaning set forth in Section 5.9. “Fixed Fee” means any fixed fee for investment management, investment advisory or sub-advisory services, or any similar fees, the calculation of the amount of which is not based upon invested assets. “Fixed Fee Clients” means Clients which are charged Fixed Fees. “Fixed Fee Consenting Revenue Run Rate” has the meaning set forth in Section 2.3(b)(i)(C). “Founding Individuals” means Peter Nadosy, Richard Salomon and David Salomon. “Fraud” means actual and intentional common law fraud under the law of the State of Delaware by a Party with respect to the representations and warranties made by such Party in this Agreement, excluding any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory. “Fundamental Representations” means the representations and warranties set forth in the first and second sentences of Section 3.1 (Organization, Etc.), 3.2 (Capital Structure), 3.3 (Authority; Validity of Agreements), 3.22 (Brokers and Finders), 4.1 (Organization, Etc.), 4.2 (Authority; Validity of Agreements), 4.5 (Title to the Purchased Interests), 4.7 (Brokers and Finders), 5.1 (Organization), 5.2 (Authority; Validity of Agreements) and 5.8 (Brokers and Finders). “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved. “Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic, agency or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of government, including any court and any Self-Regulatory Organization. “Indebtedness” means, with respect to the Company, without duplication: (a) any indebtedness of the Company for borrowed money, whether or not having recourse to the borrower; (b) any other indebtedness of the Company which is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of the Company under any leases required to

Annex-A-8 be capitalized under GAAP; (d) all obligations of the Company in respect of bankers acceptances issued or created for the account of the Company; (e) all liabilities secured by any Encumbrance (other than any Permitted Encumbrance) on any property owned by the Company even though the Company has not assumed or otherwise become liable for the payment thereof; (f) any obligation of the Company under any factoring, securitization or other similar facility or arrangement; (g) any reimbursement obligation with respect to letters of credit (including standby letters of credit) or similar facilities to the extent drawn upon, (h) any obligation of the Company issued or assumed as the deferred purchase price of property or services (excluding obligations of the Company to creditors for purchases of goods and services incurred in the ordinary course of the Company’s business); (i) all net obligations of the Company under interest rate, commodity, foreign currency and financial markets swaps, options, futures, derivatives and other hedging obligations, and any costs associated with termination of any such arrangement; (j) any restricted or fiduciary cash; (k) any indebtedness of another Person of the type referred to any of the foregoing clauses (a)-(j) guaranteed in any matter by the Company (including guaranties in the form of an agreement to repurchase or reimburse); and (l) all contingent earn-out payment obligations. Indebtedness shall not include Transaction Expenses or the obligation to pay the Contingent Consideration Installment Amounts. “Indemnification Claim” means a claim for indemnification pursuant to Article X. “Indemnified Closing/Contingent Consideration Tax Liabilities” has the meaning set forth in Section 10.2(a)(ii)(3). “Indemnified Consultant Tax Liabilities” has the meaning set forth in Section 10.2(a)(ii)(2). “Indemnified State Tax Liabilities” has the meaning set forth in Section 10.2(a)(ii)(1). “Indemnified Tax Liabilities” has the meaning set forth in Section 10.2(a)(ii)(3). “Indemnifying Party” means Seller or Purchaser, as applicable. “Indemnitee” means a Purchaser Indemnitee or Seller Indemnitee, as applicable. “Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of Law, Contract, or otherwise, including, without limitation, trademarks, service marks, trade names, corporate names, and trade dress, logos, and slogans, together with all goodwill symbolized by any of the foregoing, domain names, web sites, copyrights, copyrightable subject matter, proprietary models, processes, formulas, software and databases, client lists and similar rights, patents, patent applications, inventions, processes, designs, investment track records, formulae, models, methodologies, composites, historical processes, trade secrets, know-how, confidential information, computer software, data and documentation, track record and any other similar intellectual property or intangible rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing, and registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country.

Annex-A-9 “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC. “IP Contracts” means all Contracts to which the Company is a party or otherwise bound (a) granting or obtaining any right to use any Intellectual Property material to the conduct of the Business (other than Contracts providing for the assignment to the Company of Intellectual Property created by employees or independent contractors of the Company) or (b) restricting the Company’s rights, or permitting other Persons, to use or register any Intellectual Property material to the conduct of the Business. “IRS” means the United States Internal Revenue Service. “Key Persons” means each of David Salomon, Rick Salomon, Peter Nadosy, Brian Clifford, Josh Huangfu, Chris Brown and Isaac Nagiel. “Knowledge of the Company” means the actual knowledge of each of Seller, Christopher Brown and each of the Founding Partners, in each case after due inquiry. “Law” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority. “Leases” has the meaning set forth in Section 3.10. “Losses” means any and all losses, damages, liabilities, interest, awards, judgments, penalties, costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and the costs of investigation and, subject to the other provisions of this Agreement, enforcing any right to indemnification hereunder) to the extent resulting from or arising out of any such matter that is the subject of indemnification under Article X; provided, that in no event shall “Losses” include, and in no event shall any Person providing indemnification under Article X be liable with respect to treble, exemplary, or punitive damages except to the extent that the same are recovered by any third party as a result of a claim for which indemnification is provided under Article X. “Management Fee” means any fee for investment management, investment advisory or sub-advisory services, or any similar services, the calculation of the amount of which is based upon the amount of assets under management or advisement (including, for the avoidance of doubt, pass-through expenses that are intended to offset management fees, expense charges, and expense reimbursements that are intended to inure to the benefit of the Company). “Material Adverse Effect” means any Change that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, properties, or results of operations of the Company; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Material Adverse Effect: (a) any general Change in the United States economy, securities, credit or financial markets or political conditions, or Changes in currency exchange rates, (b) any Change that generally affects the industry in which the Company operates, (c) any Change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (d) any regulatory Changes or Changes in applicable Laws or

Annex-A-10 accounting rules or the interpretation thereof, (e) any Change arising out of or resulting from actions contemplated in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, (f) any Change arising from any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Purchaser, or the failure to take any action if Purchaser does not consent thereto promptly following a request by the Company for such consent, (g) any Change arising from any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, pandemics or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (h) any Change resulting from any pandemic, epidemic or disease outbreak or any escalation or worsening of any of the foregoing (or action taken in connection with any of the foregoing) and (i) any Change arising from any failure by the Company to meet any projections, guidance, estimates, forecasts or milestones for or during any period (provided that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded), except, in each case described in (a), (b), (c), (d), (g) and (h) above, to the extent such Change has a materially disproportionate effect on the Company compared to other similarly situated participants in the industries in which the Company conducts its Business. “Material Contract” means any Contract (other than any insurance policy) to which the Company is a party or by which any of its properties or assets is bound of the type listed below under the Company has any remaining material rights or obligations: (a) Client Contracts and side letters or similar agreements; (b) IP Contracts; (c) Contracts creating any Indebtedness of the Company; (d) any joint venture, strategic alliance, exclusive distribution, partnership, consulting arrangement, phantom equity arrangement or similar Contract, in each case involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company; (e) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements (including all exhibits, schedules and annexes thereto), in each case involving an acquisition of divestiture by the Company of a business enterprise; (f) Contracts providing for payments or the acceleration or vesting of payments or a termination or amendment right that are conditioned or triggered, in whole or in part, on a change in control of the Company; (g) each Contract or a group of related Contracts that involved the payment by the Company of more than $100,000, individually or in the aggregate for such related Contracts (i) that cannot be terminated by the Company on less than sixty (60) days’ notice or (ii) that require a material payment or other material economic penalty or cost upon termination; (h) a Contract that requires the Company to pay any commission, finder’s fee, royalty or similar payment;

Annex-A-11 (i) any material Contracts related to the rendering of, prime broker or clearance services to the Company; (j) any Contract requiring the Company (i) to co-invest with any other Person, (ii) to provide seed capital or similar investment or (iii) to invest in any investment product, that in each case has any obligations that remain outstanding; (k) any Contract that provides for earn-outs or other similar contingent obligations owed by the Company; (l) any Contract which contains a (i) “claw back” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any shareholder, member or partner of the Company or (ii) a “most favored nation” or similar right granted by the Company; (m) any non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation, in each case that limits or restricts in any material respect (i) the right of the Company or any Affiliate of the Company to solicit customers or employees or to compete in any line of business or with any Person or in any area, or (ii) the localities in which, all or any portion of the Business is or, immediately prior to the consummation of the Transactions, will be conducted; (n) a settlement, conciliation or similar agreement that will require the Company to pay consideration after the date of this Agreement in excess of $50,000 or that imposes restrictions and/or limitations on the business operations (excluding, for the avoidance of doubt and notwithstanding anything to the contrary, confidentiality obligations) of the Company; and (o) any Contract with any Governmental Authority. “Most Recent Balance Sheet” means the balance sheet as of the Base Date, as included in the Financial Statements. “Negative Response” means, with respect to a Client, (a) a response from such Client to its Affirmative Consent Letter indicating that such Client does not consent to the deemed assignment of its Client Contract, or (b) the withdrawal or redemption of, or written notice by such Client to the Company of intent to withdraw or redeem, substantially all of such Client’s assets from the Company’s investment management or investment advisory services. “Net Advisory Fees Receivable” means the difference equal to (a) advisory fees receivable minus (b) fees collected in advance. “Net Working Capital” means consolidated current assets of the Company minus the consolidated current liabilities of the Company, in each case as of 12:01 a.m. Eastern Time on the Closing Date; provided, however, that (i) Net Working Capital shall not include as assets or liabilities any Cash, Net Advisory Fees Receivable or Indebtedness, (ii) Net Working Capital shall not, to the extent otherwise included in the calculation of the Purchase Price, include Transaction Expenses, (iii) Net Working Capital shall not include any deferred Tax assets or liabilities or any

Annex-A-12 assets or liabilities in respect of income Taxes, and (iv) Net Working Capital shall not reflect the impact of any purchase accounting or any other adjustments relating to the sale of the Purchased Interests or the conduct of the business by Purchaser following the Closing. By way of illustration only, Exhibit C sets forth a calculation of Net Working Capital for the Company as if the Closing had occurred on December 31, 2023. “Net Working Capital Adjustment Amount” means Net Working Capital, minus $(255,275) (i.e., a negative $255,275), expressed as a positive number, if positive, and as a negative number, if negative. “New Clients” has the meaning set forth in Section 6.5(b). “Objections Statement” has the meaning set forth in Section 2.4(b). “OFAC” has the meaning set forth in Section 3.14(k). “Order” means any order, injunction, judgment, decree, writ, stipulation, award or ruling of, or settlement with, any Governmental Authority. “Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the Organizational Documents with respect to any Person that is a corporation, are its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, are its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Person that is a limited liability company, are its certificate of formation and its limited liability company or operating agreement; with respect to any Person that is a trust or other Entity, are its declaration or agreement of trust or its constituent document; and with respect to any other Person, are its comparable organizational documents, in each case, as has been amended or restated. “Parent” has the meaning set forth in the Preamble. “Parent 401(k) Plan” has the meaning set forth in Section 6.18. “Party” and “Parties” have the meanings set forth in the Preamble. “Pass-Through Tax Return” means IRS Forms 1065 of the Company and any similar state, local or non-U.S. Tax Return of the Company in a jurisdiction that treats the Company as a flow-through entity for income Tax purposes. “Permits” means all permits, licenses, registrations, consents, franchises, permissions, certificates, approvals and authorizations obtained, or required to be obtained, from any Governmental Authority. “Permitted Encumbrances” means any Encumbrance (a) that is a mechanic’s, materialmen’s, landlord’s or similar Encumbrance, (b) arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) for Taxes not yet due and payable, (d) for Taxes which are being contested in good faith and by appropriate

Annex-A-13 proceedings, (e) relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (f) that is a restriction on transfer imposed by the terms of any lease or license agreement entered into in the ordinary course of business, (g) arising under applicable securities laws, (h) that would not materially and adversely affect the Company or (i) arising solely by action of Purchaser. “Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other Entity or any division thereof. “Post-Closing Covenant” has the meaning set forth in Section 10.1(b). “Pre-Closing Period” has the meaning set forth in Section 6.1(d). “Pre-Closing Statement” has the meaning set forth in Section 2.3(a). “Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, in the case of a taxable period that begins on or before but ends after the Closing Date, the portion of such taxable period ending on the Closing Date. “Principal Market” means, with respect to any day on which the Class A Common Stock of Parent is listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Class A Common Stock of Parent is so listed or admitted or so quoted. “Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, claim, demand, citation, summons, subpoena, investigation, examination, audit, review, inquiry or proceeding of any nature, whether civil criminal, regulatory or otherwise, in law or in equity, in each case by, on behalf of, before or involving any court, tribunal, arbitrator or other Governmental Authority. “Profit Holders” means each of the Employee Profit Holders and the Consultant. “Prospective Client” means those Persons that the Company is actively soliciting or planning to solicit as of the Closing Date (or solicited within one year preceding the Closing Date) or with whom the Company has had contact by email (other than as result of a mass mailing), telephone or in person or with respect to which the Company has obtained Confidential Information, in each case within one year before the Closing Date. “Purchased Interests” has the meaning set forth in the Recitals. “Purchase Price” has the meaning set forth in Section 2.1. “Purchaser” has the meaning set forth in the Preamble and includes any successor or permitted assign. “Purchaser Indemnitees” has the meaning set forth in Section 10.2(a).

Annex-A-14 “Purchaser Material Adverse Effect” means any Change that has a material adverse effect on the ability of Purchaser to consummate, including any Change that results in any material delay in Purchaser’s ability to consummate, the transactions contemplated by this Agreement or perform its obligations hereunder. “Purchaser Releasor” has the meaning set forth in Section 6.11(c). “QPAM Exemption” has the meaning set forth in Section 3.14(p). “R&W Insurance Policy” means any transaction representations and warranties insurance policy acquired by Purchaser (including a customary buyer’s policy as well as any excess coverage policy for fundamental representations and warranties) in accordance with Section 6.17. “R&W Insurer” means the insurance carrier issuing the R&W Policy. “Records” has the meaning set forth in Section 3.14(x). “Records Requirements” has the meaning set forth in Section 3.14(x). “Related Entity” has the meaning set forth in Section 3.18(c). “Related Party” means, other than the Company, (a) Seller, or any Specified Individual or any Key Person, (b) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (a) above, (c) any Affiliate of any of the Persons listed in clause (a) above, and (d) any trust or other estate in which any of the Persons listed in clause (a) or (b) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity. “Related Party Agreements” has the meaning set forth in Section 6.13. “Released Purchaser Party” has the meaning set forth in Section 6.11(a). “Released Seller Party” has the meaning set forth in Section 6.11(c). “Reorganization” means the formation of Seller and the contribution of all of the equity interests in the Company to Seller. “Reorganization Documents” means the transaction documents entered into in connection with the Reorganization, copies of which have been provided to Purchaser prior to the date hereof. “Required Funding Amount” has the meaning set forth in Section 5.9. “Restricted Business” has the meaning set forth in Section 6.12(a). “Restricted Period” means the period commencing on the Closing Date and ending on the fifth anniversary thereof.

Annex-A-15 “Retention Program” has the meaning set forth in Section 2.9(c). “Retention Program Installment Amount” has the meaning set forth in Section 2.9(c). “Retention Program Participants” has the meaning set forth in Section 2.9(c). “Revenue Deductions” has the meaning set forth in Section 3.16(a). “Revenue Run Rate” means, with respect to a Client (including a Client which has entered into a Client Contract which specifies the amount of assets to be managed or advised by the Company and the dates by which such amounts are to be managed or advised by the Company, but excluding any Client which provided (and has not withdrawn, rescinded or revoked) written notice of its intent to terminate its Client Contract), the aggregate annualized investment management or advisement fees payable to the Company from such Client, net of and reduced by in all cases all associated Revenue Deductions, which shall be determined in the following manner: (a) to the extent such fees are fixed and not increased or decreased by reference to assets under management or advisement, the applicable annual (or, if the applicable Client Contract provides for such fees on other than an annual basis, annualized) fee contained in such Client’s Client Contract net of associated Revenue Deductions, and (b) to the extent such fees are determined by reference to assets under management or advisement, determined by multiplying the assets under management or advisement with respect to such Client as of such date by the applicable annual (or, if the applicable Client Contract provides for such fees on other than an annual basis, annualized) fee rate contained in such Client’s Client Contract and deducting any associated Revenue Deductions. For purposes of this definition, the “applicable annual fee rate” or “applicable annual fee” for each account shall be reduced to take account of any then applicable fee waiver, rebate or similar reduction or any scheduled fee reduction by the Company to any Person in connection with such account. “Revenue Sharing Measurement Period” means the period beginning on the Closing Date and ending of the 5th anniversary of the Closing Date. “Revenue Sharing Payment” means, with respect to any revenue of the Company, on the on hand, or Purchaser and its Affiliates (other than the Company), on the other hand, generated during the Revenue Sharing Measurement Period: (a) with respect to any new Client generated jointly by Purchaser (or its Affiliates) and the Company, such revenues shall be split 50/50 between Purchaser (or its Affiliates) and the Company; (b) with respect to any revenue arising from a customer referred to the Company by Purchaser (or its Affiliates) or by the Company to Purchaser (or its Affiliates), (i) forty percent (40%) of such revenue shall be payable by the referred party to the referring party for a period of fifteen (15) months from the date on which the new Client was generated and (ii) twenty percent (20%) of such revenue shall be paid by the referred party to the referring party for a period of twelve (12) months commencing on the date that is fifteen (15) months and one (1) day from the date such new Client was generated. For purposes of the foregoing clause (a), a new Client shall be deemed generated jointly by any party that materially contributes to the marketing effort that results in such Client becoming a Client. “Reverse Financing Fee” has the meaning set forth in Section 9.3(a).

Annex-A-16 “SDN List” has the meaning set forth in Section 3.14(k). “SEC” means the U.S. Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC. “Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company is subject. “Seller” has the meanings set forth in the Preamble. “Seller Indemnitees” has the meaning set forth in Section 10.2(b). “Seller Releasor” has the meaning set forth in Section 6.11(a). “Sellers’ Representative” has the meaning set forth in the Preamble. “Seller Tax Returns” has the meaning set forth in Section 6.10(a)(z). “Similar Law” has the meaning set forth in Section 3.14(q). “Similar Law Client” has the meaning set forth in Section 3.14(q). “Specified Individuals” has the meaning set forth in the Preamble. “Tail Policy” has the meaning set forth in Section 6.14(b). “Tax” means any federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, duties and charges in the nature of a tax imposed by any Governmental Authority (including any interest, penalties or additions attributable thereto, imposed in connection therewith or imposed with respect thereto), including taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording taxes, whether computed on a separate, consolidated, unitary, combined or other basis, whether disputed or not. “Tax Audit” has the meaning set forth in Section 6.10(c).

Annex-A-17 “Taxing Authority” means the IRS or any other Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of Taxes or any other authority exercising Tax regulatory authority. “Tax Indemnity Claim Condition” has the meaning set forth in Section 10.3(a). “Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachment, amendment or supplement thereto. “Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement relating to Taxes with the exception, in each case, of agreements, Contracts or arrangements that are not primarily related to Taxes and are entered into in the ordinary course of business. “Termination Date” has the meaning set forth in Section 9.1(d). “Third Party Claim” has the meaning set forth in Section 10.5. “Trading Day” means a day on which the Principal Market is open for the transaction of business, or if the shares of the Class A Common Stock of Parent are not listed or admitted to trading and are not quoted on any securities exchange or quotation facility, a Business Day. “Transaction Expenses” means (a) all fees and expenses of counsel, accountants, professionals, investment bankers, experts, consultants and other advisors to the Company incurred by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements, the Transactions, or any combination of the foregoing (including all expenses incurred in connection with the Reorganization) and (b) any “deal bonus” or similar payment paid or payable to any current or former employee, officer, consultant, director, independent contractor or other service provider of the Company arising from, related to, or triggered by the execution of this Agreement or the closing of the transactions contemplated hereby whether required to be paid or paid in the discretion of the Company (but excluding any such amount payable to any such individual due to actions or decisions made by the Purchaser or any of its Affiliates after the Closing), including any bonuses paid to employees as set forth in Schedule 3.8(c)(xii)(3), together with the employer portion of any payroll Taxes payable with respect to the foregoing items, but in each case solely to the extent any such expense is incurred but not paid prior to the Closing. “Transactions” means the transactions contemplated by this Agreement. “Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or resulting from, this Agreement and the Transactions.

Annex-A-18 “Treasury Regulations” means the regulations, including any temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (it being understood that all references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations). “Upfront Profit Holder Amounts” means the amount payable to each of the Employee Profit Holders and the Consultant as set forth on Exhibit A. “VWAP” means, for any Trading Day or series of Trading Days, the volume- weighted average price per share of Class A Common Stock of Parent on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parent and Seller). “Welfare Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA. “Working Capital Holdback” means an amount equal to $500,000.